SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

QUANTUM CORPORATION
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
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     amount on which the filing fee is calculated and state how it was determined):
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      the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
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      3) Filing Party:
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      4) Date Filed:

QUANTUM CORPORATION

__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

__________________________________

TO BE HELD ON
August 19, 2009

     TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on Wednesday, August 19, 2009 at 8:00 a.m., Pacific Daylight Time, at Quantum’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, for the following purposes:

1.	To elect nine directors recommended by the Board to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2010;

3.	Provided that the Company has not effected a reverse stock split before August 19, 2009, to reauthorize the Company’s Board of Directors to select and file one of several possible amendments to the Company’s amended and restated certificate of incorporation which would effect a reverse stock split, pursuant to which any whole number of outstanding shares of the Company’s common stock between and including three and twelve would be combined into one share of such stock; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The notice of the Annual Meeting and proxy materials are available at http://phx.corporate-ir.net/phoenix.zhtml?c=69905&p=proxy. In accordance with the SEC rules, the materials on the website are searchable, readable and printable, and the website does not have “cookies” or other tracking devices that identify visitors.

     The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote.

     Only stockholders of record at the close of business on June 22, 2009 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy via the Internet or vote, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously returned a proxy.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 8, 2009	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION

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PROXY STATEMENT
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INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of Quantum Corporation (the “Company” or “Quantum”) for use at the Annual Meeting of Stockholders to be held August 19, 2009 at 8:00 a.m., Pacific Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting” or “Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 1650 Technology Drive, San Jose, CA 95110. The Company’s telephone number is (408) 944-4000 and the Internet address for its website is http://www.quantum.com.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. The accompanying proxy card will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board of Directors’ recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote.

Record Date; Outstanding Shares

     Stockholders of record at the close of business on June 22, 2009 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 210,352,650 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), were issued and outstanding. The closing price of the Common Stock on the Record Date, as reported by the New York Stock Exchange, was $0.80 per share.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company at or before the taking of the vote at the Meeting.

Voting and Solicitation

     Each share of Common Stock has one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 210,352,650 votes may be cast at the Meeting. Holders of Common Stock vote together as a single class on all matters covered by this Proxy Statement. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, and there are nine directors to be elected at the Annual Meeting, you could allocate 900 “FOR” votes (nine times one hundred) among as few or as many of the nine nominees to be voted on at the Meeting as you choose. See “PROPOSAL ONE — ELECTION OF DIRECTORS — REQUIRED VOTE.” You will need to indicate on your proxy card whether you intend to cumulate your votes.

     In addition to using the accompanying proxy card, stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instructions card provided by their broker, trustee or nominee.

     The cost of soliciting proxies will be borne by the Company. The Company has not retained the services of a solicitor. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, email or otherwise.

Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting to be held in 2010, the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than February 28, 2010. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8

     Proposals Other than for Nominees to the Board of Directors

     Proposals of stockholders of the Company which are to be presented at the Company’s annual meeting of stockholders for the year ended March 31, 2010 may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws.

     Proposals not meeting the requirements of the immediately two preceding paragraphs will be considered untimely and will not be entertained at the 2010 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     As of the date of this Proxy Statement, the Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy card submitted with this Proxy Statement grants the proxy holders discretionary authority to vote on any matter (other than stockholder proposals relating to nominees to the Board of Directors) properly brought before the Annual Meeting or any adjournment or postponement of such Meeting.

     Proposals for Nominees to the Board of Directors

     Nominations of persons for election to the Board of Directors of the Company may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws.

     Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the 2010 annual meeting. Stockholders should contact the Secretary of the Company in writing at 1650 Technology Drive, Suite 800, San Jose CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.

     The Company has not been notified by any stockholder of his or her intent to present any stockholder proposals for nominees to the Board of Directors from the floor at this year’s Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

     A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares entitled to vote at the Annual Meeting (“Votes Cast”) with respect to a proposal (other than a proposal relating to the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal (other than a proposal relating to the election of directors).

     Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast. A broker non-vote will make a quorum more readily attainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2009 (“Fiscal 2009”).

Householding

     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please so indicate by (i)contacting Broadridge by telephone at (800) 542-1061 (have your proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at (425) 201-1509 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     There are nine nominees for election to the Company’s Board of Directors (the “Board”) this year. All of the nominees are currently serving on the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named as a nominee in the Proxy Statement and to serve as a director if elected. In the event that additional persons are nominated at the time of the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible (or, if new nominees have been designated by the Board, in such a manner as to elect such nominees). In such event, the proxy holders will determine the manner in which to allocate the votes among the nominees. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

     The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.

     The names of the nominees and certain information about them as of June 1, 2009, are set forth below.

		Director
Name of Nominee	Age	Since	Principal Occupation Since
Paul R. Auvil III*+	45	2007	Chief Financial Officer, Proofpoint, 2007
Richard E. Belluzzo	55	2002	Chief Executive Officer of Quantum, 2002
			Chairman of the Board of Quantum, 2003
Michael A. Brown†	50	1995	Chairman of the Board of Line 6, 2005
			Former Chairman of Quantum, 2003
Thomas S. Buchsbaum*†	59	2005	Independent Consultant, 2005
Edward M. Esber, Jr.*†	56	1988	President, the Esber Group, 1990
Elizabeth A. Fetter+	50	2005	Former President, Chief Executive Officer and Director of Jacent
			Technologies, 2007
Joseph A. Marengi+	55	2007	Venture Partner, 2007
Bruce A. Pasternack+	61	2007	Venture Partner, CMEA Ventures, 2007
Dennis P. Wolf*	56	2007	Former Executive Vice President and Chief Financial Officer,
			MySQL, AB, 2008
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     * Member of the Audit Committee.
     + Member of the Leadership and Compensation Committee.
     † Member of the Corporate Governance and Nominating Committee.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There are no family relationships between any directors or executive officers of the Company.

     Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc., a provider of messaging security solutions, since March 2007. Before Proofpoint, Mr. Auvil was an entrepreneur-in-residence for six months with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. From August 2002 to July 2006, Mr. Auvil was Chief Financial Officer of VMware, Inc. Prior to joining VMware, Mr. Auvil served four years as Chief Financial Officer at Vitria Technology. Earlier in his career, he spent ten years at VLSI Technology, ultimately becoming vice president and general manager of the Internet and Secure Products Division. Mr. Auvil is a member of the Company’s Audit Committee and the Leadership and Compensation Committee.

     Mr. Richard E. Belluzzo has been Chief Executive Officer since joining the Company in September 2002 and Chairman of the Board since July 2003. Before joining Quantum, from September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corporation, most recently President and Chief Operating Officer. Prior to Microsoft, from January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. Before his tenure at Silicon Graphics, from 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard, most recently as Executive Vice President of the computer organization. Currently Mr. Belluzzo is a member of the board of directors of PMC-Sierra, Inc. and JDS Uniphase Corporation.

     Mr. Michael A. Brown served as Chief Executive Officer of Quantum from September 1995 to September 2002 and as Chairman of Quantum’s Board from May 1998 to July 2003. From 1993 to September 1995, he was President of the Company’s desktop group, from 1992 to 1993 he was Chief Operating Officer responsible for the Company’s hard disk drive business, and from 1984 to 1992 he held various marketing position with the Company. Mr. Brown also serves as Chairman of the board of directors of Line 6 and is on the boards of Nektar Therapeutics and Symantec Corporation. Mr. Brown is the Chair of the Company’s Corporate Governance and Nominating Committee.

     Mr. Thomas S. Buchsbaum has been an independent consultant since March 2005. From March 1997 to March 2005, Mr. Buchsbaum served as vice president of the U.S. Federal Business Segment, as well as Vice President and General Manager of the K12 and Higher Education customer segments of Dell, Inc. Before Dell, Mr. Buchsbaum spent ten years at Zenith Data Systems, a computer manufacturing company, until February 1997, where he was General Manager for the federal systems business unit and General Manager of the state and local government and education segments. From 1989 to 2004, Mr. Buchsbaum served on the board of directors and the compensation committee of Group 1 Software, Inc., an application software provider. Mr. Buchsbaum also serves as an advisor to the board of Dick Blick Holdings and is a member of the Advisory Board of Augmentix Corp., a wholly owned unit of Entorian Technologies, Inc. Mr. Buchsbaum is the Board’s lead independent director and is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee.

     Mr. Edward M. Esber Jr. has served as an Industry Partner of the Halo Funds since December 2006, as Chairman and President of The Esber Group, a strategy consulting firm, since February 1991, and has been an angel investor in The Angels Forum since 1997. Mr. Esber also serves on the boards of directors of iTaggit, Inc. and Panterra Networks. Mr. Esber is a member of the Company’s Corporate Governance and Nominating Committee and the Audit Committee.

     Ms. Elizabeth A. Fetter served as President and Chief Executive Officer and a director of Jacent Technologies, Inc., an order automation company for the restaurant industry, from March 2007 to October 2007, when the company was sold. Previously, from October 2001 to November 2004, she served as President and Chief Executive Officer, and a director, of QRS Corp., a retail supply chain software and services company. Prior to joining QRS, from March 1999 to April 2001, Ms. Fetter was President, Chief Executive Officer, and a director, of NorthPoint Communications, a broadband services company, and from January 1998 to March 1999 was Vice President and General Manager of the Consumer Services Group at US West (now Qwest), a telecommunications company. Before US West, she was an officer at SBC/Pacific Bell, where she held a number of senior leadership positions. Ms. Fetter also serves on the board of directors of Symmetricom, Inc., Ikanos Communications and several non-profit organizations. Ms. Fetter is the Chair of the Company’s Leadership and Compensation Committee.

     Mr. Joseph A. Marengi has been employed as a venture partner for Austin Ventures, a venture capital firm, since August 2007. His focus is on the hardware and software industry. Prior to joining Austin Ventures, he worked for Dell Inc. from June 1997 to March 2007, serving as Senior Vice President of the Corporate Business Group for four years before becoming Senior Vice President of Dell Americas and later Senior Vice President of the Commercial Business Group. Previously, Mr. Marengi served in various executive leadership roles at Novell Systems, Inc., most recently as President and Chief Operating Officer of Channels. Prior to Novell, Mr. Marengi held various executive, sales and information management positions in the technology and defense industries. Mr. Marengi also serves on the board of directors of Hovnanian Enterprises, Inc. and of Entorian Technologies, Inc. Mr. Marengi is a member of the Company’s Leadership and Compensation Committee.

     Mr. Bruce A. Pasternack served as president and Chief Executive Officer of Special Olympics, from May 2005 to May 2007. Prior to that, Mr. Pasternack served as senior vice president and managing partner at Booz Allen Hamilton from 1976 to May 2005, where he was the founding partner of the company’s global Organization and Strategic Leadership Center, led its San Francisco and Silicon Valley business and was a member of the board of directors. Earlier in his career, he served as associate administrator for Policy and Program Management in the U.S. Federal Energy Administration (now Department of Energy). Mr. Pasternack also served on the board of BEA Systems, and now serves on the boards of Symyx Technologies and Codexis Inc., as well as the board of trustees of The Cooper Union. Mr. Pasternack is a member of the Company’s Leadership and Compensation Committee.

     Mr. Dennis P. Wolf served as Executive Vice President and Chief Financial Officer for MySQL, AB, an open source database company, from July 2005 to February 2008, where he was responsible for managing the company’s finance operations until MySQL was acquired by Sun Microsystems. From March 2005 through June 2005, Mr. Wolf served as Executive Vice President and Chief Financial Officer of Hercules Technology Growth Capital, including during the company’s initial public offering. From February 2003 to June 2005, Mr. Wolf served as Chief Financial Officer and Executive Vice President of Omnicell, Inc., where he was responsible for finance, operations and research and development. Prior to Omnicell, Mr. Wolf held financial management positions for public high technology companies including Credence Systems, Centigram, Apple Computer and Sun Microsystems. In addition, he served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Finjan Software, Inc. from January 2009 to May 2009. He also currently serves on the board of Codexis, Inc. as well as Avanex Corporation, a Nasdaq-listed company. He previously served as a board member and chair of the audit committee for Nasdaq-listed companies including Komag and Vitria Technology. Mr. Wolf is the Chair of the Company’s Audit Committee.

Board Independence

     Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that each of the director nominees standing for election, except for Richard E. Belluzzo, has no material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum) and is independent within the meaning of Quantum’s director independence standards set forth in Quantum’s Corporate Governance Principles, a copy of which may be found on our website located at http://www.quantum.com, by clicking “Investors” from the home page and selecting “Corporate Governance.” These standards reflect all applicable regulations, including the rules of the New York Stock Exchange and the Securities and Exchange Commission.

Board Meetings and Committees

     The Board of Directors of the Company held a total of eleven (11) meetings during Fiscal 2009. In addition, in Fiscal 2009, the non-management directors held four (4) meetings without management present. During Fiscal 2009, each director standing for election attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. All of our directors who were elected at our 2009 annual meeting attended our 2009 annual meeting.

      The Company has an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. Thomas S. Buchsbaum is the Company’s lead independent director and as such presides at the non-management directors’ meetings.

     The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board currently consists of Mr. Dennis P. Wolf, Chair of the committee, Mr. Paul R. Auvil, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr., all of whom are independent directors and financially literate, as defined in the applicable New York Stock Exchange listing standards and SEC rules and regulations. Our Board has determined that Dennis P. Wolf is an audit committee financial expert as defined by SEC rules. The Audit Committee, which generally meets at least twice per quarter, once prior to quarterly earnings releases and again prior to the filing of the Company’s quarterly and annual reports with the SEC, appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. At each meeting, the Audit Committee first meets with Company management and the Company’s independent registered public accounting firm in order to review financial results and conduct other appropriate business. Then, the Audit Committee typically meets with the Company’s independent registered public accounting firm, without the presence of management. The Audit Committee held a total of eight (8) meetings during Fiscal 2009.

     The Leadership and Compensation Committee of the Board is currently composed of Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Paul R. Auvil, Mr. Joseph A. Marengi and Mr. Bruce A. Pasternack, all of whom are independent directors, as defined in the applicable New York Stock Exchange listing standards. The Leadership and Compensation Committee generally meets in conjunction with Board meetings and at other times as deemed necessary by the committee or the Board. The Company’s lead independent director typically attends the committee meetings. The committee held a total of five (5) meetings during Fiscal 2009. The committee operates under a written charter that is reviewed by the Board on an annual basis. The committee’s charter was last reviewed and approved on November 17, 2008. The committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers and vice presidents (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation and (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team. The committee’s primary responsibilities under the charter include:

Evaluation, Strategy & Policies

  Review and approve annually the Company’s compensation philosophy, strategy and practices.
  Oversee and review the development and succession plans of the CEO’s direct reports and all other vice presidents.
  Review and approve, at least annually, the goals and objectives of the CEO.
  Evaluate, at least annually, the performance of the CEO in relation to the established goals and objectives.

CEO & Executive Compensation

  Conduct an annual review of the CEO’s compensation package and, either as a committee (or together with the other independent directors, as directed by the Board, but without the presence of the CEO or other members of the management team) determine and approve all elements of the CEO’s compensation to ensure it is reasonable, performance-based and aligned with the Company’s strategic plans and objectives.
  Review and approve the performance objectives of the executive officers and vice presidents under the Executive Officer Annual Incentive Plan (“Incentive Plan”) or the Quantum Incentive Plan (“QIP”) in accordance with the terms of the Incentive Plan or the QIP to ensure consistency with the Company’s strategic plans and objectives. The committee shall also review the Incentive Plan or QIP periodically for continued effectiveness and recommend any modifications to the Board.
  Oversee, at least annually, the evaluation of the executive officers and vice presidents in relation to the established objectives.
  Review and approve the compensation packages for the executive officers (other than the CEO) and vice presidents (including all “plan” compensation, as such term is defined in Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”), to be provided to the executive officers and vice presidents); provided that the committee shall, together with the other independent directors, determine all forms and amounts of such compensation for the CEO.
  Review and approve all employment contracts, consulting contracts, change of control agreements, special termination arrangements or retirement arrangements to be paid to the executive officers and all other Company vice presidents; provided that the committee shall, together with the other independent directors, approve all such contracts, agreements and arrangements for the CEO.
  Review and approve the impact of change in control and other transactions on overall compensation plans; and make recommendations to the Board regarding any special compensation actions related thereto.

Incentive Plans

  Review and approve the general terms and provisions of any short-term or long-term incentive plans for all other Company employees.
  Administer the Company’s various stock incentive plans. In the administration of such plans, the committee may, pursuant to authority delegated by the Board, (1) grant awards to individuals eligible for such grants (including grants to individuals subject to Section 16 of the Exchange Act in compliance with Rule 16b-3 promulgated thereunder), and (2) amend such awards. The committee shall also make recommendations to the Board with respect to amendments to the plans and changes in the number of shares reserved for issuance thereunder and shall review the plans’ impact on stockholder value and dilution.
  Review executive compensation plans as they pertain to the executive officers and all other vice presidents to understand and consider their compliance with IRC 162(m).

Committee Review & Reports

  Review annually the adequacy of its committee Charter and recommend any proposed changes to the Board for approval.
  Conduct an annual performance evaluation of the committee.
  Review and make recommendations to the Board regarding all Board compensation programs.
  Produce written reports to the Board regarding recommendations of the committee submitted to the Board for action, and copies of the written minutes of its meetings. The committee may also report and/or communicate any matters to outside agencies and stockholders, as appropriate, and respond to stockholder concerns.
  Review and discuss with the Company’s Management the Compensation, Discussion & Analysis (“CD&A”) required by Item 402 of Regulation S-K promulgated by the SEC.
  Recommend to the Board that the CD&A be included in the Company’s annual report or proxy statement.
  Prepare the required compensation committee report for inclusion in the Company’s annual report or proxy statement.
  Oversee the preparation by Management of all disclosures required by Item 402 of Regulation S-K, including the tabular presentations and related narrative discussions.

     The committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the committee may not delegate its authority as it relates to the compensation of the CEO and the other Section 16 officers), but did not do so during Fiscal 2009. The committee is also empowered to hire outside consultants and advisors in connection with performing its duties.

     With respect to the determination of the amount and form of the compensation for the Company’s non-employee directors, the Company’s management team (specifically the Company’s CEO and Senior Vice President of Human Resources) provides information, analysis and recommendations to the Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Committee’s independent compensation consultant also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer groups and to the broader technology market), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. While the Committee carefully considers all of the information and recommendations made by members of management and its independent compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Committee and the Board of Directors.

     The Corporate Governance and Nominating Committee is currently composed of Mr. Michael A. Brown, Chair of the committee, Mr. Thomas S. Buchsbaum and Mr. Edward M. Esber, Jr., all of whom are independent directors, as defined in the applicable New York Stock Exchange listing standards. The Corporate Governance and Nominating Committee, which meets at least twice annually, assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a lead independent director, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held five (5) meetings during Fiscal 2009.

     Each of our committees is governed by a written charter, copies of which are posted on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “Investors” from the home page and selecting “Corporate Governance.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company” or who submits an online request by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “Investors” from the home page and selecting “Contact Investor Relations.”

Director Education

     The Company’s Corporate Governance Principles encourage directors to pursue ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments. In Fiscal 2009, two directors attended a director education program accredited by RiskMetrics Group.

Consideration of Director Nominees

Stockholder Recommendations and Nominations

Recommendations

     It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110.

Nominations

     A stockholder that desires to nominate a person directly for election to the Board must meet the deadlines, notice procedures and other requirements set forth in Section 2.4 (ii) of Quantum’s Bylaws and the rules and regulations of the Securities and Exchange Commission. Quantum’s Bylaws can be found on our website. The Internet address for our website is http://www.quantum.com, where the Bylaws may be found by clicking “Investors” from the home page and then selecting “Corporate Governance.”

Identifying and Evaluating Nominees for Director

     The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

  The committee regularly reviews the current composition and size of the Board.
  The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.
  In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
  The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.
  The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.
  After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
  The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.

General Considerations

     A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Specific Considerations

     Specific considerations include the following:

  The current size and composition of the Board and the needs of the Board and its committees.
  Previous experience serving on a public company board or as a member of the senior management of a public company.
  Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
  The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
  Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
  Knowledge of, and familiarity with, information technology.
  The absence of conflicts of interest with the Company’s business.
  A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.
  Commitment to serve on the Board for an extended period of time.
  Diversity of thinking or background.
  Such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

     The Company believes that all of the nominees for election to our Board meet the general and specific considerations outlined above.

     All of the nominees for election to our Board have previously served as Quantum directors.

Communications to the Board

     Stockholders, employees and other interested parties may contact the Board, the Company’s lead independent director, the non-management directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 1650 Technology Drive, Suite 800, San Jose, CA 95110, or by email at BoardofDirectors@Quantum.com. If any such interested parties wish to contact the Board, a member of the Audit Committee, the Company’s lead independent director, our non-management directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such parties may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the world-wide-web to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls, in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.

Director Compensation

     During Fiscal 2009, Nonemployee Directors received quarterly retainers of $10,000 and an additional quarterly retainer of $1,875 for serving on the Corporate Governance and Nominating Committee, of $2,500 for serving on the Leadership and Compensation Committee and of $3,125 for serving on the Audit Committee, all of which were paid in cash.

     In addition, during Fiscal 2009, the Chair of each Board committee and the lead independent director received the following quarterly retainers, all of which were paid in cash: $6,250 for the lead independent director, $1,875 for the Chair of the Audit Committee and for the Chair of the Corporate Governance and Nominating Committee and $1,250 for the Chair of the Leadership and Compensation Committee. No per-meeting fees were paid.

     During Fiscal 2009, each Nonemployee Director also received an annual grant of stock options and restricted stock units under the Nonemployee Director Equity Incentive Plan, as amended and restated on November 10, 2007 (the “Plan”), which was approved by the Company’s stockholders at the 2003 and the 2007 annual meetings of Stockholders. Each Nonemployee Director was provided with the opportunity to elect to receive the annual grant solely as restricted stock units, or 50% in stock options and 50% in restricted stock units. The Board, in its discretion, selects Nonemployee Directors to whom options and/or restricted stock units may be granted, the time or times at which such options and/or restricted stock units may be granted, the number of shares subject to each grant and the period over which such options become exercisable. During Fiscal 2009, each Nonemployee Director received an option to purchase 33,000 shares of Common Stock and 11,000 restricted stock units. All options were granted at an exercise price of $1.77, the closing price of the Company’s Common Stock on the grant date. The options and the restricted stock units vest as follows: 25% vests on each of December 1, 2008, March 1, 2009, June 1, 2009 and September 1, 2009.

     All options granted to Nonemployee Directors in Fiscal 2009 contain the following terms: (i) the exercise price per share of Common Stock was 100% of the fair market value of the Company’s Common Stock on the date the option was granted; (ii) the options expire seven years after the date of grant; and (iii) the option may be exercised only while the director remains a director or within 3 years after the date the director ceases to be a director of the Company, or such longer period as may be determined by the administrator of the Plan.

     The Board generally may amend or terminate the Plan at any time and for any reason, except that the Board will obtain stockholder approval for material amendments to such plan, as required by the rules of the New York Stock Exchange.

     Employee directors receive no additional compensation for their service on the Board or on committees of the Board.

Compensation paid to the Nonemployee Directors during Fiscal 2009 is set forth in the following Director Compensation Table.

					Change in Pension
					Value and
					Nonqualified
	Fees Earned	Stock	Option	Non Equity	Deferred
	or Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
Name	Cash (1)	(2)(3)(4)(5)	(2)(4)(5)	Compensation	Earnings	Compensation	Total
Auvil III, Paul R.	$52,500	$51,539	$45,474	$0	$0	$ 0	$149,513
Brown, Michael A.	$55,000	$26,513	$31,792	$0	$0	$ 0	$113,305
Buchsbaum, Thomas S.	$85,000	$26,513	$38,993	$0	$0	$ 0	$150,506
Esber, Jr., Edward M.	$60,000	$26,513	$31,792	$0	$0	$ 0	$118,305
Fetter, Elizabeth A.	$55,000	$26,513	$38,727	$0	$0	$ 0	$120,240
Marengi, Joseph A.	$50,000	$57,045	$50,590	$0	$0	$ 0	$157,635
Pasternack, Bruce A.	$50,000	$54,513	$45,709	$0	$0	$ 0	$150,222
Wolf, Dennis P.	$60,000	$54,513	$45,709	$0	$0	$ 0	$160,222

(1)	Fees Earned or Paid in Cash include the following:

		Committee		Lead Independent
		Membership	Committee Chair	Director	Total Fees Earned or
Name	Board Retainer	Retainer	Retainer	Retainer	Paid in Cash
Auvil III, Paul R.	$40,000	$12,500	$0	$0	$52,500
Brown, Michael A.	$40,000	$7,500	$7,500	$0	$55,000
Buchsbaum, Thomas S.	$40,000	$20,000	$0	$25,000	$85,000
Esber, Jr., Edward M.	$40,000	$20,000	$0	$0	$60,000
Fetter, Elizabeth A.	$40,000	$10,000	$5,000	$0	$55,000
Marengi, Joseph A.	$40,000	$10,000	$0	$0	$50,000
Pasternack, Bruce A.	$40,000	$10,000	$0	$0	$50,000
Wolf, Dennis P.	$40,000	$12,500	$7,500	$0	$60,000

(2)	Values represent dollar amounts recognized in Fiscal 2009 and are calculated in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), excluding estimated forfeitures for service-based vesting conditions. Assumptions used in the calculation of the fair value of equity awards are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about June 30, 2009. There were no options or awards forfeited by any of the above directors during Fiscal 2009. The actual value realized by the director with respect to stock awards, or restricted stock units, will depend on the market value of Quantum’s Common Stock on the date the underlying shares are sold, and the actual value realized by the director with respect to option awards, if any, will depend on the difference between the market value of Quantum’s Common Stock on the date the option is exercised and the exercise price.
(3)	Includes portion of annual board, committee and committee chair retainers paid in restricted stock units.

(4)	The grant date fair value of equity awards for which at least a portion of expense attributable to such grant was recognized in Fiscal 2009 is as follows:

	Awards			Options
			Grant Date			Grant Date
Name	Granted	Grant Date	Fair Value	Granted	Grant Date	Fair Value
Auvil III, Paul R.	25,000	9/1/2007	$80,250	50,000	9/1/2007	$62,990
	11,000	9/1/2008	$19,470	33,000	9/1/2008	$23,915
Brown, Michael A.	11,000	8/17/2007	$36,300	33,000	8/17/2007	$42,738
	11,000	9/1/2008	$19,470	33,000	9/1/2008	$23,915
Buchsbaum, Thomas S.	11,000	8/17/2007	$36,300	45,000	11/14/2005	$54,879
	11,000	9/1/2008	$19,470	33,000	8/17/2007	$42,738
				33,000	9/1/2008	$23,915
Esber, Jr., Edward M.	11,000	8/17/2007	$36,300	33,000	8/17/2007	$42,738
	11,000	9/1/2008	$19,470	33,000	9/1/2008	$23,915
Fetter, Elizabeth A.	11,000	8/17/2007	$36,300	45,000	9/13/2005	$60,408
	11,000	9/1/2008	$19,470	33,000	8/17/2007	$42,738
				33,000	9/1/2008	$23,915
Marengi, Joseph A.	3,667	8/17/2007	$12,101	45,000	5/31/2007	$54,770
	25,000	8/17/2007	$82,500	11,000	8/17/2007	$14,246
	11,000	9/1/2008	$19,470	5,000	9/1/2007	$6,299
				33,000	9/1/2008	$23,915
Pasternack, Bruce A.	1,833	8/17/2007	$6,049	45,000	7/31/2007	$49,977
	25,000	8/17/2007	$82,500	5,500	8/17/2007	$7,123
	11,000	9/1/2008	$19,470	5,000	9/1/2007	$6,299
				33,000	9/1/2008	$23,915
Wolf, Dennis P.	1,833	8/17/2007	$6,049	45,000	7/31/2007	$49,977
	25,000	8/17/2007	$82,500	5,500	8/17/2007	$7,123
	11,000	9/1/2008	$19,470	5,000	9/1/2007	$6,299
				33,000	9/1/2008	$23,915

(5)	Outstanding equity awards for each of the above directors as of March 31, 2009 are as follows:

			Total Equity
	Awards	Options	Awards
Name	Outstanding	Outstanding	Outstanding
Auvil III, Paul R.	11,750	83,000	94,750
Brown, Michael A.	5,500	121,000	126,500
Buchsbaum, Thomas S.	5,500	140,167	145,667
Esber, Jr., Edward M.	5,500	256,128	261,628
Fetter, Elizabeth A.	5,500	128,500	134,000
Marengi, Joseph A.	11,750	94,000	105,750
Pasternack, Bruce A.	11,750	88,500	100,250
Wolf, Dennis P.	11,750	88,500	100,250

Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     The members of the Company’s Leadership and Compensation Committee are Ms. Elizabeth A. Fetter, Chair of the committee, Mr. Paul R. Auvil, Mr. Joseph A. Marengi and Mr. Bruce A. Pasternack. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Required Vote

     Each stockholder voting in the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like, provided that votes cannot be cast for more than nine (9) candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate has been properly nominated in accordance with the Company’s Bylaws and a proxy card has been submitted to the Company in accordance with this Proxy Statement. The proxy holders may exercise discretionary authority to cumulate votes and to allocate such votes among management’s nominees in the event that additional persons are nominated at the Annual Meeting for election of directors.

     If a quorum is present and voting, the nine nominees for director receiving the highest number of votes will be elected to the Board. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. See “Quorum; Abstentions; Broker Non-Votes.”

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2010. The Board recommends that stockholders vote for ratification of such appointment. In the event of a vote against such ratification, the Board of Directors will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. The affirmative vote of a majority of the total number of shares entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.

     On August 22, 2008, we dismissed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm. The decision to dismiss E&Y was approved by our Board of Directors and the Company’s Audit Committee. The reports of E&Y on our consolidated financial statements for Fiscal 2008 and our fiscal year ended March 31, 2007 (“Fiscal 2007”) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During Fiscal 2008 and Fiscal 2007, and through August 22, 2008, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on our financial statements for such years or interim period. There were no “reportable events” described in Item 304(a)(1)(v) of SEC Regulation S-K during Fiscal 2008 and Fiscal 2007 and through August 22, 2008. We requested that E&Y furnish us with a letter addressed to the SEC stating whether or not E&Y agreed with the statements made by us as set forth in the current report on Form 8-K that we filed with the SEC on August 27, 2008 and, if not, stating the respects in which E&Y did not agree. We provided E&Y with a copy of the disclosures in the current report on Form 8-K, and E&Y furnished a letter addressed to the SEC dated August 27, 2008, agreeing with the Company’s disclosures.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2010.

PROPOSAL THREE

PROVIDED THAT THE COMPANY HAS NOT EFFECTED A REVERSE STOCK SPLIT BEFORE THE DATE OF THE ANNUAL MEETING OF STOCKHOLDERS ON AUGUST 19, 2009, TO REAUTHORIZE THE COMPANY’S BOARD OF DIRECTORS TO SELECT AND FILE ONE OF SEVERAL POSSIBLE AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WHICH WOULD EFFECT A REVERSE STOCK SPLIT, PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES OF THE COMPANY’S COMMON STOCK BETWEEN AND INCLUDING THREE AND TWELVE WOULD BE COMBINED INTO ONE SHARE OF SUCH STOCK.

Overview

     At the Company’s last annual meeting of stockholders on August 19, 2008, the Company’s stockholders approved the Board of Director’s proposal to authorize the Company’s Board to select and file one of several possible amendments to the Company’s amended and restated certificate of incorporation which would effect a reverse stock split. To date, the Company has not effected such a reverse stock split. Provided that the Company has not to effected such a reverse stock split before August 19, 2009, the Board proposes that the stockholders reauthorize the Board to undertake such a reverse stock split within those same parameters, in the discretion of the Board of Directors.

     Our Board of Directors has considered amendments to the Certificate which would effect a reverse stock split of all outstanding shares of Common Stock at an exchange ratio ranging from one-for-three to one-for-twelve. The Board of Directors has recommended that these proposed amendments be presented to the stockholders for approval. You are now being asked to approve this proposal, which would authorize the following:

1)	The Board of Directors would be allowed to choose a range between and including 3:1 and 12:1 for a reverse stock split.

2)	The number of authorized number of shares of Common Stock and Preferred Stock of the Company would be reduced in the same proportion to the reduction in outstanding common shares.

3)	Even with stockholder approval of this proposal, the Board of Directors would not be obligated to pursue the reverse stock split. Rather, directors would have the flexibility to decide whether or not a reverse stock split (and at what ratio) would be in the best interests of the Company.

     In the event that the Company effects a reverse stock split prior to August 19, 2009, the Company will withdraw this proposal #3 from consideration by the stockholders at the Annual Meeting on August 19, 2009.

     Upon receiving stockholder approval, the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of Common Stock between and including three and twelve which will be combined into one share of Common Stock, at any time before the next annual meeting of stockholders. The Board believes that stockholder approval of these amendments granting the Board of Directors this discretion, rather than approval of a specified exchange ratio, provides the Board of Directors with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

     The text of the form of proposed amendments to the Certificate is attached hereto as Appendix A. By approving these amendments, stockholders will approve a series of amendments to the Certificate pursuant to which any whole number of outstanding shares between and including three and twelve would be combined into one share of Common Stock, and authorize the Board of Directors to file only one such amendment, as determined by the Board of Directors in the manner described herein, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to undertake any reverse split.

     If approved by the stockholders, and following such stockholder approval, the Board of Directors determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board of Directors within the limits set forth in this proposal to be combined into one share of Common Stock.

     If the Board of Directors elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of the outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of the Common Stock would remain unchanged at $0.01 per share. The amendment would also proportionally change the number of authorized shares of Common Stock and Preferred Stock.

Reasons for the Reverse Stock Split

     The Board of Directors believes that a reverse stock split is desirable for a number of reasons. First, the Board of Directors believes that a reverse stock split may enable the Company to meet the continued listing rules of the New York Stock Exchange. Second, the Board of Directors believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

     Minimum Per Share Price. On October 27, 2008, Quantum received notification from the NYSE that it was not in compliance with the NYSE’s continued listing standard requiring that its Common Stock trade at a minimum average close price of $1.00 for thirty consecutive trading days. Pursuant to that notice, Quantum was to have until April 27, 2009 to comply with this listing standard. In the meantime, the minimum trading price rule was suspended. However, Quantum's stock price currently still trades below the $1.00 minimum bid price and we may therefore be subject to delisting again in the future when the $1.00 minimum trading price listing standard goes back into effect. Quantum believes that approval of this proposal #3 would significantly reduce Quantum’s risk of non-compliance with this continued listing standard in the future.

     Potential Increased Investor Interest. The Board of Directors also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of the Common Stock; There Are Other Risks Associated With the Reverse Stock Split

     The Board of Directors expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock. However, the Company cannot be certain whether the reverse stock split would increase the trading price for the Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

  the trading price per share of Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the reverse stock split;

  the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks; and

  the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by the New York Stock Exchange or that the Company would otherwise meet the requirements of the New York Stock Exchange for continued inclusion for trading on the New York Stock Exchange.

     The market price of the Common Stock would also be based on Quantum’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Even if Quantum effects a reverse stock split in order to maintain compliance with the NYSE’s minimum $1.00 per share requirement, Quantum may still not comply with NYSE continued listing requirements and its Common Stock may, therefore, nonetheless be delisted from the NYSE.

     As described earlier in this Proxy Statement, on October 27, 2008, Quantum received notification from the NYSE that it was not in compliance with the NYSE’s continued listing standard requiring that its Common Stock trade at a minimum average close price of $1.00 for thirty consecutive trading days. Prior to the NYSE’s temporary suspension of the $1.00 per share minimum trading price, our Common Stock price was sufficiently below $1.00 per share that even with a twelve-for-one reverse stock split (which was the maximum stock split that Quantum was authorized to undertake at the time), Quantum’s per share Common Stock price would have still been below $1.00. There can therefore be no assurance that, if at such time (if at all) as Quantum determines that it must undertake a reverse stock split in order to meet the NYSE’s $1.00 per share continued listing requirement, such a reverse split will be sufficient to keep Quantum’s Common Stock price above $1.00 per share.

     In addition to the $1.00 per share continued listing requirement, the NYSE has continued listing requirements with respect to an issuer’s aggregate market capitalization, a listing standard for which a reverse stock split does not provide any relief. On December 5, 2008, Quantum received notification from the NYSE that it was not in compliance with the NYSE’s continued listing standard requiring that companies maintain an average market capitalization of at least $75 million over any thirty day trading period. Under NYSE rules, we have 18 months, or until June 5, 2010, to correct this deficiency. Notwithstanding this NYSE rule’s eighteen-month cure period for average market capitalizations of less than $75 million, if our market capitalization falls below $25 million during the eighteen-month cure period, the NYSE will automatically begin delisting proceedings with respect to our Company. There is no cure period if our average market capitalization falls below $25 million over any thirty day trading period. Even if Quantum undertakes a reverse stock split in order to maintain the $1.00 per share listing requirement, if Quantum’s aggregate market capitalization remains below $75 million or $25 million, Quantum’s Common Stock may nonetheless be delisted from the NYSE.

     Any delisting of Quantum’s Common Stock from the NYSE would have a material and adverse affect on the liquidity and market price of our Common Stock.

Board Discretion to Implement the Reverse Stock Split

     If the reverse stock split is approved by the stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split (with an exchange ratio determined by the Board of Directors as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the New York Stock Exchange, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the next annual meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board of Directors fails to implement any of the reverse stock splits prior to the next annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Principal Effects of the Reverse Stock Split

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. However, the proposed reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company (except to the extent that the reverse split would result in any of the stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record also will not be affected by the proposed reverse stock split (except to the extent that the reverse split would result in any stockholders owning only a fractional share as described below).

     The proposed reverse stock split will also reduce the number of shares of Common Stock available for issuance under the Company’s 1993 Long Term Incentive Plan, Nonemployee Director Equity Incentive Plan, and Amended Employee Stock Purchase Plan, in proportion to the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. The Company also has outstanding stock option, restricted stock and restricted stock unit awards pursuant to which shares of Common Stock will be issued or released upon exercise or vesting, as applicable, under one or more of the following plans: the Company’s 1993 Long Term Incentive Plan, Nonemployee Director Equity Incentive Plan, Supplemental Stock Option Plan, 1996 Board of Directors Stock Option Plan, Amended Employee Stock Purchase Plan, Advanced Digital Information Corporation 1999 Stock Incentive Compensation Plan and Advanced Digital Information Corporation 1996 Stock Option Plan. Under the terms of the applicable stock plan and award agreement, the number of shares subject to outstanding stock option, restricted stock and restricted stock unit awards will be proportionately reduced by the exchange ratio selected by the Board of Directors within the limits set forth in this proposal. In addition, the exercise price of each outstanding stock option will be proportionately increased by the exchange ratio selected by the Board of Directors within the limits set forth in this proposal.

     If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

     The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the New York Stock Exchange under the symbol “QTM”.

Effective Date

     The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Certificate with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this proposal.

Treatment of Fractional Shares

     No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the Common Stock as reported on the New York Stock Exchange, as of the effective date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

     If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold the Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

  Purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-split basis; or

  If applicable, consolidate your accounts so that you hold at least that number of shares of Common Stock in one account prior to the reverse stock split that would entitle you to at least one share of Common Stock on a post-split basis. Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

     After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the exchange ratio that is determined by the Board of Directors as described above. Reducing the number of post-split stockholders, however, is not the purpose for this proposal #3.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Quantum is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-registered Stockholder

     Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Exchange of Stock Certificates

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for post-reverse split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new post-reverse split shares and no payments in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

     STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

     The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. Payment of cash for the fractional shares will reduce our cash balances with a corresponding reduction to additional paid-in capital. We do not anticipate the cost of the fractional share payments will be significant, nor do we anticipate any impact from this payment on our debt covenants. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

     Our stockholders are not entitled to dissenters’ or appraisal rights under either Delaware or California corporate law, respectively, with respect to the proposed amendments to the Certificate to effect the reverse split, and Quantum will not independently provide the stockholders with any such right.

Material Federal U.S. Income Tax Consequence of the Reverse Stock Split

     The following is a summary of certain material United States federal income tax consequences of the reverse stock split to the Company’s stockholders, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. This summary also assumes you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split) including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

     The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     The following discussion is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service could adopt a contrary position. In addition, future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

     In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests repurchased. The receipt of cash instead of a fractional share of Common Stock by a United States holder of Common Stock should generally result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. Such gain or loss should generally constitute a capital gain or loss and would constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Information Reporting and Backup Withholding

     You may be subject to information reporting with respect to any cash received in exchange for a fractional share of Common Stock in the reverse stock split. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding at a rate of 28%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

COMPENSATION DISCUSSION & ANALYSIS

     This Compensation Discussion and Analysis describes the overall philosophy and material elements of compensation provided to the principal executive officer, the principal financial officer, and the three executive officers who were the next most highly-compensated executive officers of Quantum Corporation as of the end of Fiscal 2009. These individuals are:

  Richard E. Belluzzo, our Chairman of the Board of Directors and Chief Executive Officer (our “CEO”);

  Jon W. Gacek, our Executive Vice President, Chief Operating Officer and Chief Financial Officer (our “COO/CFO”);

  William C. Britts, our Executive Vice President, Sales and Marketing;

  Gerald G. Lopatin, our Executive Vice President, Engineering; and

  Shawn D. Hall, our Senior Vice President, General Counsel and Secretary.

     Effective in June 2009, Mr. Gacek was promoted to the position of Chief Operating Officer of Quantum Corporation in addition to his position as Chief Financial Officer and Mr. Hall was promoted from the position of Vice President to Senior Vice President. At the same, Mr. Britts’ title changed from Executive Vice President, Sales, Marketing and Service to Executive Vice President, Sales and Marketing.

     These executive officers were our named executive officers (the “NEOs” or “Named Executive Officers”) for Fiscal 2009. In this Compensation Discussion and Analysis, Quantum Corporation is referred to as “our,” “us,” “we,” or “the Company.”

     Compensation Objectives and Philosophy

     The Leadership and Compensation Committee (the “Committee”) believes that our executive compensation program should facilitate achievement of the Company’s short-term and long-term business objectives. To this end, the Committee aims to attract, motivate, and retain the most qualified executive talent to accomplish these objectives. The Committee believes that the value of the compensation program should be heavily connected to overall corporate and individual performance.

     Consequently, our executive compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels (i.e., the market median) and to reward superior performance with above-market compensation. Company performance, as measured by pre-established corporate financial metrics and share price, determine annual and long-term compensation levels. Actual annual executive compensation is expected to be below the market median if the Company does not achieve its performance objectives, as has been the case in recent years. The Committee believes that this program aligns the interests of our executive officers with those of stockholders in promoting the creation of long-term stockholder value.

     Process for Determining Executive Compensation

     Role of the Leadership and Compensation Committee – Except as described in the following sentence, the Committee oversees and approves all compensation and benefit arrangements for our executive officers, including the NEOs. In the case of the compensation of our CEO, the Committee, together with the other independent members of the Board of Directors, reviews and approves the CEO’s compensation. A substantial portion of the Committee’s work involves determining total compensation levels for our executive officers and evaluating corporate and executive performance. The Committee considers a variety of factors when determining total compensation levels. These factors include the recommendations of our CEO, COO/CFO and Senior Vice President of Human Resources, the recommendations of the Committee’s compensation consultant, and the results of competitive studies and analyses prepared by the Committee’s compensation consultant and management.

     Role of Compensation Consultant – During Fiscal 2009, the Committee retained Compensia, Inc., a national executive compensation consulting firm (the “Consultant”), to provide analysis of the market competitiveness of our executive compensation program (both in terms of the Company’s peer groups and the broader technology market), current trends and developments, and specific executive compensation program design recommendations. The Consultant only provides services to the Company that are directly related to, and in furtherance of, the services it provides to the Committee. Prior to the engagement of Compensia during Fiscal 2009, the Committee had previously retained the services of Frederic W. Cook & Co. (“Cook”). Although the Committee retained Compensia to serve as its consultant during Fiscal 2009, Cook provided certain services, including recommending the Company’s Fiscal 2009 competitive peer groups to the Committee prior to the retention of Compensia. The Committee chose to retain Compensia in lieu of Cook in Fiscal 2009 because it desired to retain and utilize the services of an executive compensation consultant who had not previously provided any services to the Company in any capacity and thus reinforcing its objective of utilizing a consultant who is truly independent of the Company.

     Role of Management – The Company’s CEO and Senior Vice President of Human Resources provide recommendations to the Committee on matters such as target compensation levels, compensation program design, annual corporate performance metrics and target levels, and evaluations of corporate and executive performance. In Fiscal 2009, the Committee also had access to competitive market data prepared by management when determining annual and long-term compensation levels. While the Committee carefully considers all recommendations made by management, ultimate authority for all compensation decisions regarding the executive officers, including the NEOs (other than our CEO), rests with the Committee (and, in the case our CEO, rests with the Committee and the other independent members of the Board of Directors). Certain members of management, including our CEO, our COO/CFO, our Senior Vice President and General Counsel and our Senior Vice President of Human Resources, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee discusses and determines their compensation.

     Competitive Positioning – The Committee considers various sources of data when making executive compensation decisions and determining compensation levels, including compensation data from two public company peer groups and various Radford surveys of technology companies.

     For Fiscal 2009, the primary public company peer group (the “Primary Peer Group”) consisted of the following companies:

Atmel Corporation
Brocade Communications Systems, Inc.
Cypress Semiconductor Corporation
Data Domain, Inc.
Hutchinson Technology Incorporated
Imation Corp.
Integrated Device Technology, Inc.
Micrel, Incorporated
Microchip Technology Incorporated
NetApp, Inc.
Qlogic Corporation
Sandisk Corporation
Silicon Laboratories Inc.
Silicon Storage Technology Inc.
Synaptics Incorporated
Western Digital Corporation

     The composition of the Primary Peer Group for Fiscal 2009 was prepared and recommended by Cook based on the companies’ comparability to the Company based on revenue ($100 million to $5 billion, with a median of approximately $1 billion) and industry. The Committee has used substantially the same primary peer group for competitive positioning for a number of years, with only minor modifications resulting from acquisitions or mergers. Although many of the companies in the Primary Peer Group are larger in terms of market capitalization than the Company, the Committee believes that these companies supply meaningful points of comparison for compensation purposes based on their revenue size and industry similarities.

     For Fiscal 2009, the Committee approved the use of a second public company peer group (the “Secondary Peer Group”) for comparative purposes. The Secondary Peer Group, which is used primarily for equity compensation comparison purposes, was approved in recognition of the fact that many companies in the Primary Peer Group significantly exceeded the Company’s market capitalization. The composition of the Secondary Peer Group was prepared and recommended by Cook based primarily on the companies’ comparability to the Company based on market capitalization ($300 million to $1.7 billion, with a median of approximately $800 million) and industry.

     For Fiscal 2009, the Secondary Peer Group consisted of the following companies:

Adaptec, Inc.
Agilysys, Inc.
Black Box Corporation
Brightpoint, Inc.
Checkpoint Systems, Inc.
CTS Corporation
Data Domain, Inc.
Hutchinson Technology Incorporated
MTS Systems Corporation
Plantronics, Inc.
Plexus Corp.
Powerwave Technologies Inc.
Silicon Graphics International Corp. (f/k/a Rackable Systems, Inc.)
STEC, Inc.
Tekelec
Viasat, Inc.

     Performance Evaluation Process

     The Company believes strongly in maintaining a compensation program that is designed around a pay-for-performance philosophy. Accordingly, we have established and follow a formal annual performance evaluation process under which the individual performance of our executive officers and non-executive vice presidents is reviewed with the Committee. Under this process, our executive officers conduct and prepare written performance evaluations for each of the vice presidents who report to them. Our CEO, in turn, conducts and prepares written performance evaluations for each of our executive officers. The executive officers are evaluated by our CEO based on their demonstrated leadership skills, on their individual contribution to the success of the Company during the fiscal year, and on their results against any assigned annual performance objectives. Based on this evaluation, each individual is assigned a performance evaluation rating. The Company’s rating system involves the following four rating tiers: (1) Key Contributor; (2) Exceptional Contributor; (3) Valued Contributor; and (4) Below Expectations.

     Upon the completion of the written performance evaluations and the assignment of a rating, our CEO and other named executive officers meet with the Committee to review and discuss these performance evaluations and their rationale for the assigned ratings. As part of this process, our CEO presents compensation recommendations for base salary adjustments, bonus payouts, and equity awards for each executive officer and non-executive vice president that are tied to the individual performance evaluation/rating and that take into consideration competitive (median) market data for similar positions. In making his compensation recommendations to the Committee, and in keeping with the Company’s pay-for-performance philosophy (which provides for greater compensation adjustments and rewards to those individuals who are rated Key and Exceptional Contributors), our CEO considers the individual performance of the NEOs and non-executive vice presidents, as established through the annual performance assessment process, to be the primary determinant for his compensation recommendations. However, our CEO also carefully considers internal equity (based on the role and impact of the various positions) to be an important factor in differentiating compensation as well. Through this process, the Committee reviews and discusses individual performance of our executive officers and ultimately approves any compensation recommendations for those executive officers. With respect to the performance evaluation process for our CEO, the Committee and the other independent members of the Board of Directors conduct a similar review of our CEO’s performance against his established objectives for the fiscal year, although the Board of Directors does not assign a specific performance rating to the CEO. The annual performance evaluation process for the executive officers and the CEO occurs at special meetings of the Committee and the Board of Directors typically held in June of each year. The compensation decisions that were made during Fiscal 2009 with respect to the NEOs, including the CEO, were based on the performance ratings assigned after the completion of Fiscal 2008. The compensation decisions that were made after the completion of Fiscal 2009 with respect to the NEOs, including the CEO, were based on the performance ratings assigned to them after the completion of Fiscal 2009.

     Elements of Compensation

     Our executive compensation program consists of base salary, an annual bonus, equity awards, and perquisites and other benefits. Set forth below is a discussion of each element of compensation, how each amount is determined, and how each element fits into our overall compensation philosophy.

     Base Salary

     Overview

     The Committee believes that it is necessary to provide base salaries to enable the Company to secure the services of key executive talent. Base salaries are typically reviewed as part of our annual compensation review process and are adjusted in accordance with individual performance, promotions, and competitive practice. As in previous years, in Fiscal 2009, the Committee positioned the base salaries of our executive officers, including the NEOs, at approximately the median of the competitive market.

     Fiscal 2009 Base Salary Adjustments

     Based upon its review of both corporate and individual performance, and based upon the position of our CEO’s base salary above the market median of the base salaries for other chief executive officers in the Primary Peer Group, the Committee, together with the other independent members of the Board of Directors, determined not to increase the CEO’s base salary for Fiscal 2009. As a result, our CEO’s base salary for Fiscal 2009 remained at $700,000.

     In reviewing the base salaries of the other NEOs, the CEO and Committee compared the base salaries against the median base salaries in the Primary Peer Group and in the Radford Executive Survey for similarly sized companies (the Redford Executive Survey is a survey of vice president and above positions in over 750 technology companies). In addition, the CEO and Committee conducted an internal equity review of the base salaries of the NEOs. Following this internal equity and external market review, and based on the performance ratings assigned to the NEOs after the end of Fiscal 2008, the CEO recommended and the Committee approved the following base salary adjustments for Fiscal 2009 for the other NEOs:

	FY 2008 Base	FY 2009 Base	Percentage Increase
Mr. Gacek	$350,004	$370,024	5.72%
Mr. Britts	$350,004	$350,004	0.00%
Mr. Lopatin	N/A	$310,000	N/A
Mr. Hall	$275,003	$290,018	5.46%

     The resulting base salary positions each of our NEOs slightly below the market median. Mr. Lopatin, who was hired as Senior Vice President, Engineering on March 3, 2008 (and subsequently promoted to Executive Vice President in August, 2008), was not eligible for a base salary adjustment in Fiscal 2009. As with the other NEOs, Mr. Lopatin’s base salary is slightly below the market median. The Committee believes that, based on all the relevant factors for determining and setting base salaries (including position and role in the Company, individual performance, Company performance and market competitiveness), the resulting base salaries for each of the NEOs for Fiscal 2009 are fair, reasonable and appropriate.

     In June of 2009, the Committee, in connection with the its annual review of the performance of the NEOs and the setting of compensation for Fiscal 2010, agreed to increase Mr. Gacek’s base salary by $24,000 or 6.40%. Mr. Gacek’s base salary was increased to reflect (1) the expanded scope of his job resulting from his assumption of the position of Chief Operating Officer, (2) Mr. Gacek’s high level of performance during Fiscal 2009 as evidenced by the performance rating assigned to him by the CEO and (3) to better align his base salary with the market median base salaries of comparable Chief Operating Officers/Chief Financial Officers. The base salaries of the remaining NEOs, including the base salary of Mr. Belluzzo, were not adjusted and remain the same for Fiscal 2010. The decision to hold base salaries for Fiscal 2010 at the same level as for Fiscal 2009 for the NEOs is consistent with the Company’s decision to provide no employee merit budget for Fiscal 2010.

     Annual Bonus

     Overview

     For Fiscal 2009, our executive officers, including the NEOs, were eligible to receive annual bonuses under Quantum’s Executive Officer Incentive Plan (the “Executive Officer Incentive Plan”). The Executive Officer Incentive Plan was approved by the Committee in May 2009 for Fiscal 2009 and is an annual incentive plan which is intended to provide competitive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy. The Executive Officer Incentive Plan supports this philosophy by tying annual cash compensation levels to both corporate and individual performance. In addition to the Executive Officer Incentive Plan, the Company maintains the Quantum Incentive Plan (“QIP”). The QIP is an annual incentive plan under which all non-commissioned employees of the Company, excluding the executive officer of the Company, are eligible to participate.

     Target Awards

     Each executive officer, including the NEOs, has a target annual bonus award opportunity under the Executive Officer Incentive Plan that is established as a percentage of his or her base salary. Typically, target award opportunities are reviewed as part of our annual compensation review process and are adjusted in accordance with competitive practice. The Committee determined that the target award opportunity for each of the NEOs was competitively positioned at approximately the market median and, therefore, did not adjust any of the target awards during Fiscal 2009. For Fiscal 2009, target award opportunities for the NEOs were as follows:

FY 2009 Target Award (as a Percentage of Base Salary)
Mr. Belluzzo	100%
Mr. Gacek	70%
Mr. Britts	70%
Mr. Lopatin	60%
Mr. Hall	40%

     In June of 2009, the Committee, in connection with its annual review of the performance of the NEOs and the setting of compensation for Fiscal 2010, agreed to increase the target annual bonus award opportunity for Mr. Hall from 40% to 50% to better align his bonus opportunity with the other NEOs and with the market median bonus opportunity for comparable positions.

     Award payouts for the NEOs under the Executive Officer Incentive Plan may be above the established target award opportunities in the event of superior corporate or individual performance.

     Performance Metrics and Funding

     For Fiscal 2009, the corporate performance metric for both the Executive Officer Incentive Plan and the QIP was Non-GAAP operating income. The Company and the Committee believe that Non-GAAP operating income is the most appropriate measure of the Company’s financial performance as it best represents and measures the level of financial performance the Company must achieve in order to provide a return to its stockholders and to satisfy its obligations to its debt holders. For this purpose, “Non-GAAP operating income” is defined as operating income minus restructuring charges, amortization of intangibles, goodwill impairment charges and stock-based compensation charges. Both the Executive Officer Incentive Plan and the QIP provide for semi-annual awards based upon the achievement of specific pre-established quarterly and annual Non-GAAP operating income target levels. The specific quarterly and annual non-GAAP operating income goals for Fiscal 2009 were set at the beginning of Fiscal 2009 as part of the establishment of the Company’s annual operating plan. The annual operating plan is generally discussed extensively between the Board of Directors and senior management before it is approved by the Board of Directors. The specific quarterly and annual Non-GAAP operating income goals for Fiscal 2009 were set at levels the Committee believes would require a high level of performance to achieve.

     In the case of our CEO, his bonus award under the Executive Officer Incentive Plan for Fiscal 2009 was tied to the achievement of the following corporate and individual performance metrics, consisting of: meeting a disk and software revenue target, a branded revenue target and an annual Non-GAAP operating income target as well as building a successful relationship with EMC. Each of these metrics was weighted equally by the Committee. For the remaining NEOs, their bonus awards for Fiscal 2009 were tied to the annual operating income target and their individual performance as determined by the CEO through the Company’s annual performance assessment process.

     The design of both the Executive Officer Incentive Plan and the QIP provide for the establishment of a bonus pool for purposes of funding annual bonus award payouts. The bonus pool may be funded with cash and/or shares of the Company’s Common Stock (including restricted stock units or “RSUs”) as determined by the Committee in its discretion. The actual level of funding for the bonus pool is established by the Committee twice during the fiscal year (first, after the end of the second quarter and again after the end of the fiscal year) based on the degree to which the pre-established quarterly and annual Non-GAAP operating income target levels have been achieved. For Fiscal 2009, the Committee determined that funding of the bonus pool would begin if the Company’s Non-GAAP operating income performance exceeded 90% of the respective semi-annual and annual operating income goals, with the actual level of funding to be determined by the Committee based on the extent to which the Company’s actual operating income performance exceeded the 90% threshold.

     Determination of Actual Awards

     Provided the bonus pool for the Executive Officer Annual Incentive Plan and QIP is funded by the Committee, our CEO makes recommendations for bonus award payouts to our executive officers, including the NEOs (other than himself), based on his assessment of individual performance as determined through the Company’s annual formal performance assessment process. The Committee, together with the other independent members of the Board of Directors, determines the bonus award, if any, payable to our CEO from the funded bonus pool. The Committee ultimately approves all bonus awards to the executive officers under the Executive Officer Incentive Plan.

     Fiscal 2009 Bonus Awards

     Based on the Company’s actual Non-GAAP operating income results for the first half of Fiscal 2009, together with our ongoing efforts to control operating costs and to position the Company to compete successfully in the current economic environment, the Committee determined not to fund the bonus pool for the first half of Fiscal 2009. Accordingly, there were no bonus awards paid to any of our executive officers, including the NEOs, with respect to the first half of Fiscal 2009. Following the end of Fiscal 2009, based on the Company’s achievement of over 98% of the annual Non-GAAP operating income performance goal for Fiscal 2009, the Committee determined that it was appropriate to fund the bonus pool to enable the Company to reward key employees for their role in achieving these results. The Committee agreed to fund the bonus pool with a total of 1,400,000 RSUs. Of this total pool, the Committee agreed, based on the recommendation of our CEO, to allocate a total of 500,000 RSUs for purposes of making awards to our executive officers, including the NEOs (and our CEO) under the Executive Officer Incentive Plan as well as to the non-executive vice presidents under the QIP. In keeping with the Company’s on-going efforts to control operating costs and conserve cash, the Committee determined to use RSUs rather than cash to fund the bonus pool.

     With respect to the NEOs the Committee approved the following bonus awards for Fiscal 2009 from the total pool of 500,000 RSUs available for all the executive officers, including the CEO and the non-executive vice presidents:

	FY 2009 Bonus Award (RSUs)	Grant Date Value
Mr. Belluzzo	100,000	$117,000
Mr. Gacek	50,000	$58,500
Mr. Britts	30,000	$35,100
Mr. Lopatin	40,000	$46,800
Mr. Hall	30,000	$35,100

     The determination of the size of the awards for the NEOs, other than for our CEO, was based on the recommendations of our CEO. In making his recommendations, the CEO took into consideration the position of each NEO in the Company and the NEO’s individual performance rating. Since these awards were based on the Company’s performance for Fiscal 2009, the CEO and Committee used the Fiscal 2009 performance ratings for each NEO. The Committee approved the CEO recommendations without modification. In the case of the award to Mr. Belluzzo, the size of the award was determined by the Committee together with the other independent members of the Board of Directors and was based on their assessment of Mr. Belluzzo’s performance.

     Although each of the NEOs has a specific annual bonus target, the determination of the actual award of RSUs for each NEO was based primarily on the NEO’s position in the Company and the CEO’s assessment of the NEO’s individual performance for Fiscal 2009. In determining the size of the award to provide to Mr. Belluzzo from the pool of 500,000 RSUs, the Committee concluded that an award of 100,000 RSUs represented an appropriate award based on the CEO’s role in the Company’s level of achievement of the annual Non-GAAP operating income goal and the establishment of a successful relationship with EMC.

     In June of 2009, the Committee, based on the recommendation of Mr. Belluzzo, approved special bonus awards for Mr. Gacek, Mr. Lopatin and Mr. Hall. The bonus awards for Mr. Gacek and Mr. Hall were provided in recognition of the leadership and substantial work undertaken by Mr. Gacek and Mr. Hall in connection with the Company’s refinancing of its convertible debt in May of 2009. The bonus award to Mr. Gacek consisted of a cash payment of $80,000 and a grant of 70,000 RSUs with a one-year vesting period. The bonus award to Mr. Hall consisted of a cash payment of $25,000 and a grant of 30,000 RSUs with a one-year vesting period. The Committee determined that the size and format of the bonus awards provided to Mr. Gacek and Mr. Hall were appropriate given the results achieved in the refinancing. The bonus award to Mr. Lopatin consisted of a cash payment of $25,000 and a grant of 50,000 RSUs with a one-year vesting period. The bonus award to Mr. Lopatin was provided both for retention purposes and in recognition of his efforts in transforming the engineering function during Fiscal 2009.

     Equity Compensation

     Overview

     Our executive officers, including the NEOs, are eligible to receive long-term incentive compensation under the Company’s 1993 Long-Term Incentive Plan (the “LTIP”). Equity awards are granted to executive officers to i) provide at-risk equity compensation consistent with the Company’s pay-for-performance philosophy and ii) align executive officers’ and stockholders’ interests by providing executives with significant equity stakes in the Company.

     Stock Pool

     Each fiscal year, as part of the development and approval of the Company’s annual compensation program, the Committee establishes a stock pool for the purpose of making equity awards to our executive officers, non-executive vice presidents and other employees during the fiscal year. In establishing the size of the overall stock pool, the Committee reviews competitive market data from its two peer groups as well as from the Radford Executive Survey. In addition, the Committee carefully reviews and considers the “burn rate” associated with the stock pool and the impact the equity awards during the fiscal year, when combined with the outstanding equity awards, will have on “overhang” and stockholder dilution. For Fiscal 2009, the Committee approved an overall stock pool of 7,159,166 shares. The Committee determined that this pool of shares was sufficient to assist the Company in meeting its equity compensation objectives for the fiscal year and that it was in line with its two peer group in terms of the resulting burn rate and impact on stockholder dilution. In addition, when considering the impact of the stock pool on the Company’s burn rate, the Committee also compares the Company’s three-year burn rate to the three-year burn rate cap established each year by Risk Metrics for the Company’s industry classification.

     Allocation of Stock Pool

     Once the size of the overall stock pool is established, the Committee approves the allocation of a portion of the stock pool for use in providing equity awards to our executive officers and non-executive vice presidents. The determination of the size of the pool to be allocated for these awards is based both on competitive equity grant market data, including that of the Company’s two peer group, as well as on the Committee’s assessment as to what is an appropriate allocation of shares from the overall pool for this purpose. Using these criteria, the Committee approved a total pool of 1,558,333 shares for purposes of making equity awards to our executive officers, including the NEOs, and non-executive vice presidents.

     Form and Size of Annual Equity Awards

     Historically, the Company has granted equity compensation primarily in the form of stock options. Although the Committee believes that stock options remain an appropriate vehicle for providing our executive officers with the incentive to increase the Company’s share price, and are consistent with the Committee’s pay-for-performance philosophy, the Committee undertook an initiative several years ago to reduce the dilution, burn rate and financial accounting compensation expense resulting from grants of equity awards. Consequently, the Committee determined that at least a portion of awards made to our executive officers, including the NEOs, and non-executive vice presidents, including for Fiscal 2009, would be in the form of RSUs.

     In determining the size of annual equity awards, the Committee does not establish specific market targets for the executive officers and non-executive vice presidents but considers (i) the size and value of grants awarded to executive officers at the companies in the two peer groups, (ii) the size and value of equity grants awarded to executive officers at other high technology companies as reported in the Radford Executive Survey (iii) Company and individual performance and (iv) the current outstanding equity awards held by the executive officers and non-executive vice presidents. For equity awards to our NEOs, the Committee, and for the equity award to our CEO, the Committee together with the other independent members of the Board of Directors considers each of the above factors in determining the size and form of such award.

     As part of the annual performance evaluation and compensation process for our executive officers and non-executive vice presidents, the Company, with the approval of the Committee, establishes equity award guidelines. These equity award guidelines are established using the approved number of shares allocated for such awards by the Committee and are based on officer position and performance rating.

     Using these award guidelines, our CEO makes specific recommendations to the Committee regarding the size and form of equity awards to be made to each of the executive officers and non-executive vice presidents. The recommendations of our CEO as to the size of the equity award for each individual vary within the established ranges based on the afore-mentioned factors. The Committee reviews the recommendations of the CEO, including the application of the afore-mentioned factors to each of the NEOs, and ultimately approves the equity awards for the NEOs. The Committee, together with the other independent members of the Board of Directors applies the same factors in determining the size and form of equity award for the CEO.

     Fiscal 2009 Annual Equity Awards

     During Fiscal 2009, the Committee determined to grant only time-vesting RSUs to our executive officers, including the NEOs, and non-executive vice presidents. Time-vesting RSUs are intended to both retain executives and provide direct alignment between executive and stockholder interests. Compared to stock options, RSUs limit the increase in dilution from outstanding equity awards because fewer shares are granted while delivering similar economic value. The time-vesting RSUs granted to the executive officers and non-executive vice presidents in Fiscal 2009 will vest in equal annual installments over two years. The Committee chose a two-year vesting schedule to provide for annual compensation that was more aligned with the market given the relatively small awards (in terms of grant date value as compared to the Company’s peer group companies and the relevant survey data) and because a two-year vesting schedule was determined to best align the interests of the NEOs with the Company’s stockholders in meeting the Company’s strategic business objectives over the next two years.

     For the Fiscal 2009 annual equity award process, the Company, with the approval of the Committee, established the following equity award guidelines for RSUs based on position and performance rating:

	Key	Exceptional	Valued	Below
CEO	450,000 – 500,000	350,000 – 450,000	300,000 – 350,000	0
EVPs	150,000 – 180,000	110,000 – 150,000	80,000 – 110,000	0
SVPs	130,000 – 160,000	100,000 – 130,000	70,000 – 100,000	0
Exec Staff VPs	80,000 – 100,00	60,000 – 80,000	40,000 – 60,000	0
VPs	50,000 – 70,000	30,000 – 50,000	20,000 – 30,000	0

     As reported in the Grants of Plan-Based Awards Table, the Committee approved the following annual equity awards to the NEOs in Fiscal 2009:

	Stock Options	Grant Date Value	RSUs	Grant Date Value
Mr. Belluzzo	0	$0	400,000	$644,000
Mr. Gacek	0	$0	122,500	$165,375
Mr. Britts	0	$0	87,500	$118,125
Mr. Lopatin	0	$0	35,000	$47,250
Mr. Hall	0	$0	52,500	$70,875

     The size of the specific annual equity award of RSUs for each of the NEOs, including our CEO, was determined using the above guidelines and was based on the individual performance ratings of the NEOs and the criteria for making annual equity awards noted above. Importantly, however, and in keeping with the Committee’s philosophy of tying compensation to Company performance, the Committee determined that this annual award of RSUs for all of the NEOs (and including the non-executive vice presidents) but excluding the CEO would be limited to 70% of the targeted Fiscal 2009 annual equity award for such individuals based on the established guidelines. As for the remaining 30% of the targeted Fiscal 2009 annual equity award, the Committee determined that this portion of the equity award would not be made as part of the annual Fiscal 2009 award process but, rather, would be made in the discretion of the Committee after the completion of Fiscal 2009, if the Company’s financial performance for the fiscal year warranted providing the remaining 30% of the annual equity award. With respect to the annual equity award for our CEO, the Committee and Board of Directors determined that an award of 400,000 RSUs was an appropriate award based on all of the relevant factors and that this award would represent the full annual equity award to the CEO for Fiscal 2009. Thus, the Committee and Board of Directors concluded that the CEO would not be eligible for any of the discretionary awards to be considered after the end of the fiscal year. Instead, however, the Committee and Board of Directors provided that the CEO’s annual equity award would be subject to accelerated vesting as described above.

     Given that Mr. Lopatin was hired as Senior Vice President, Engineering on March 3, 2008, the annual equity award shown above reflects his short tenure with the Company at the time the awards were made. However, in addition to this annual equity award, Mr. Lopatin received a new hire equity grant of 850,000 stock options and 115,000 RSUs on April 1, 2008. This new hire equity award was determined by the Committee to be approximately the market median new hire equity grant for Mr. Lopatin’s position.

     With respect to the annual equity award of RSUs to our CEO, the Committee provided that the vesting of these RSUs would be accelerated to the end of Fiscal 2009 if certain performance objectives were met. Specifically, the Committee provided that (i) 133,333 of the RSUs would vest following the completion of Fiscal 2009 if the Company achieved the disk and software revenue target established for his annual bonus award; (2) 133,333 of the RSUs would vest following the completion of Fiscal 2009 if the Company achieved the branded revenue target established for his annual bonus award; and 3) 133,334 of the RSUs would vest following the completion of Fiscal 2009 if the Company achieved the annual Non-GAAP operating income target established for his annual bonus award. The Committee provided for the acceleration of vesting both to align Mr. Belluzzo’s interests with the interests of the Company’s shareholders and to reward Mr. Belluzzo with greater annual compensation opportunities for Fiscal 2009 should the Company’s performance equal or exceed the pre-established performance objectives. Based on the Company’s actual Non-GAAP operating income results for Fiscal 2009, the Committee accelerated the vesting of the 133,334 RSUs tied to that objective to June 1, 2009. The remaining 266,666 RSUs will continue to vest based on the passage of time in accordance with the original two-year vesting schedule.

     Additional Fiscal 2009 Equity Awards

     As noted above, the annual equity award that was provided to each of the NEOs (other than to the CEO) for Fiscal 2009 was reduced to 70% of the NEO’s targeted award. Following the completion of Fiscal 2009, and based on the fact that the Company exceeded 98% of its annual Non-GAAP operating income goal for the fiscal year, the Committee agreed to provide each of the NEOs (other than the CEO) with an additional equity award for Fiscal 2009. Although the additional award for each of the NEOs was originally targeted to be equal to 30% of what the NEO’s total annual equity award would have been for Fiscal 2009 prior to the reduction, the Committee, based on the recommendations of the CEO, provided an additional equity award for each of the NEOs that was modified from the 30% target. The modification from the 30% target was based on the recommendation of the CEO and was based primarily on the CEO’s evaluation of each NEO’s individual performance for Fiscal 2009 (using the Fiscal 2009 performance ratings that were used for purposes of the Fiscal 2009 bonus award of RSUs). The pool of shares available for making this additional equity award to the NEOs (and the non-executive vice presidents) was 339,000 shares. This number of shares was equal to 30% of the total targeted Fiscal 2009 annual equity grant for the NEOs (excluding the CEO) and non-executive vice presidents. These additional RSUs will vest one year from the date of the award to align the vesting with the vesting of the second installment of the annual equity award made during the fiscal year. The following table shows the additional award of RSUs to each of the NEOs:

	RSUs	Grant Date Value
Mr. Gacek	60,000	$70,200
Mr. Britts	25,000	$29,250
Mr. Lopatin	25,000	$29,250
Mr. Hall	20,000	$23,400

     With respect to the equity awards made with respect to Fiscal 2009, the Committee did not consider the values shown in the Summary Compensation Table for Option and Stock Awards in determining the size of new awards. These values represent expense for past and current year awards recorded during Fiscal 2009 under SFAS No. 123R. The Committee does not believe this value to be a meaningful measure of compensation received by the NEOs during the year as it is calculated purely for financial reporting purposes. Rather, the Committee considers the grant date value of the equity awards (as shown herein and as reported in the Grant of Plan-Based Awards Table) to be a more meaningful representation of the compensation received by the NEOs during the year for the equity awards.

     Fiscal 2010 Stock Pool

     Using the same factors that were used for determining the size of the overall stock pool for Fiscal 2009, in June of 2009, the Committee approved a total stock pool for Fiscal 2010 of 12,250,000 shares. Using the same criteria noted above for Fiscal 2009, the Committee designated and approved a sub pool of 5,350,000 shares for purposes of making equity awards to our executive officers, including the NEOs, and non-executive vice presidents for Fiscal 2010. The Committee determined that this sub pool would enable the Company to provide equity grants for Fiscal 2010 that would be competitive with the Company’s peer group and the broader technology industry in terms of grant date value provided to the NEOs and that would support the Company’s objective of providing meaningful equity grants to facilitate the Company’s retention of its key management talent. The Committee also concluded that the total stock pool was in line with its peer group in terms of the resulting burn rate and impact on stockholder dilution and that this total stock pool also fell within the three-year burn rate cap established for 2009 by Risk Metrics for the Company’s industry classification. Of particular note in establishing both the total Fiscal 2010 stock pool and the sub stock pool for making equity grants to the NEOs, the Committee carefully and thoroughly reviewed the median total grant date values that have been recently awarded to executives in comparable positions in the Company’s peer group and as reported in the relevant Radford Executive Survey.

     Fiscal 2010 Annual Equity Awards

     For the equity grants for Fiscal 2010, the Committee determined that the grants would be made in the form of stock options. The Committee concluded that stock options would provide the NEOs with a strong incentive to increase the Company’s stock price and because stock options are consistent with the Company’s pay-for-performance philosophy. For the stock options granted in Fiscal 2010, the Committee chose a three-year vesting schedule with 25% of the options vesting after one year, 50% of the options vesting after two years and the remaining 25% of the options vesting after three-years. The Committee chose this vesting schedule for retention purposes, to provide the NEOs with market competitive equity grant date value and to provide the NEOs with fair and reasonable equity compensation over the next several years should the Company’s stock price increase accordingly.

     As with the Fiscal 2009 annual equity award process, the Company, with the approval of the Committee, established the following equity award guidelines for the grant of stock options in Fiscal 2010 based on the available number of shares for equity grants to the NEOs, the various executive positions and individual performance rating categories:

	Key	Exceptional	Valued	Below
CEO	1,400,000 – 1,600,000	750,000 – 1,400,000	650,000 – 750,000	0
EVPs/COO	450,000 – 550,000	350,000 – 450,000	275,000 – 350,000	0
SVPs	250,000 – 300,000	200,000 – 250,000	150,000 – 200,000	0
VPs	130,000 – 170,000	110,000 – 130,000	50,000 – 70,000	0

     Using the established guidelines, the Committee approved the following annual equity awards to the NEOs in Fiscal 2010:

	Stock Options	Grant Date Value*	RSUs	Grant Date Value
Mr. Belluzzo	800,000	$TBD	0	$0
Mr. Gacek	500,000	$TBD	0	$0
Mr. Britts	275,000	$TBD	0	$0
Mr. Lopatin	375,000	$TBD	0	$0
Mr. Hall	200,000	$TBD	0	$0

*	The grant date value is calculated using the Black-Scholes valuation model. At the time of the printing of this Proxy Statement, the grant date value had not been determined.

     The size of the specific annual equity award of stock options for each of the NEOs, including our CEO, was determined using the above guidelines. For the NEOs other than the CEO, the specific equity grants were based on the recommendations of the CEO to the Committee and took into account the individual performance ratings of the NEOs for Fiscal 2009 as assigned by the CEO. For the equity grant to the CEO, the Committee, together with the other independent members of the Board of Directors, determined the size of the equity grant taking into account its assessment of the CEO’s performance for Fiscal 2009. In addition to individual performance, the CEO and Committee took into account all of the factors for making annual equity awards as noted above for Fiscal 2009.

     Timing & Pricing of Equity Awards

     We do not have an established schedule for the granting of equity awards. Instead, the Committee makes awards from time to time as necessary. The Committee has instituted a policy that all equity awards, including stock option grants, will be approved on a monthly basis either at a regularly scheduled Committee meeting or by unanimous written consent effective on the first business day of the relevant month or as close as reasonably possible to the first business day of such month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee approves the equity award grant in writing.

     As required by the LTIP, the exercise price for all stock option grants is the closing market price of the Company’s Common Stock on the date of grant.

     Perquisites and Other Benefits

     Perquisites - We offer Company-paid financial counseling and tax preparation services to all executive officers at the vice president level or above, including each of the NEOs. Covered executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter. The Committee considers this expense to be minimal and appropriate given the level of the participants’ responsibilities. We do not provide any other perquisites or personal benefits to the NEOs that are not available to all other full time employees.

     Employee Stock Purchase Plan - We offer all employees, including the NEOs, the ability to acquire shares of the Company’s Common Stock through a tax-qualified employee stock purchase plan (the “ESPP”). This plan allows employees to purchase Company stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership. During the second half of Fiscal 2009, the Company suspended the ESPP. The decision to suspend the ESPP was based on concerns that, given the Company’s low stock price, there would be insufficient shares available to satisfy the purchases by the Company’s employees. The Company has determined that once its stock price returns to a reasonable level, it will consider reinstating the ESPP.

     Health and Welfare Benefits - We offer health, welfare, and other benefit programs to all full-time employees. We share the cost of health and welfare benefits with our employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers, including the NEOs, are identical to those offered to other full time employees.

     Qualified Retirement Benefits – All US-based employees, including the NEOs, are eligible to participate in the Company’s tax-qualified Section 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a matching Company contribution. At the end of each fiscal quarter, the Company determines, in its discretion, if it will make a matching contribution (and the amount of any matching contribution) for the quarter based on the Company’s financial results for that quarter. Participants direct their own investments in the Company’s tax-qualified Section 401(k) Savings Plan, which does not include an opportunity to invest in shares of the Company’s Common Stock.

     Non-Qualified Deferred Compensation Plan - We also maintain a non-tax qualified deferred compensation plan which allows select employees, including all of the NEOs, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a select group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s Section 401(k) plan. Participants’ deferred accounts are credited with interest based on their deemed investment elections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s Section 401(k) plan. We do not make employer or matching contributions to the deferred accounts under the non-tax qualified deferred compensation plan. We offer the non-tax qualified deferred compensation plan as a competitive practice to enable it to attract and retain top talent. During Fiscal 2009, none of the NEOs participated in the non-tax qualified deferred compensation plan.

     Change in Control Severance Policy, Employment Agreements and Severance Agreements

     We have entered into change of control agreements with our executive officers, including the NEOs, whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board of Directors) and, within 18 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified severance compensation and benefits. The term “Involuntary Termination” is defined as any purported termination of the executive officer’s employment by the Company which is not effected for disability or for cause or any termination of the executive officer’s employment by the officer following the reduction of the executive officer’s duties, position, responsibilities, facilities, perquisites, base compensation or employee benefits or a relocation of the executive officer of more than 50 miles or the failure of a succeeding company to assume the change of control agreement.

     The purpose of the agreements is to ensure that the Company will have the continued dedication of its executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in its Primary Peer Group, to provide sufficient incentive to the individuals to remain with the Company, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control. The Board believes that this policy serves the best interests of stockholders because it diminishes or eliminates the financial and professional concerns of the members of management which arise during a potential change of control at a cost that is both appropriate and reasonable.

     The Company has also entered into employment agreements with Mssrs. Belluzzo, Gacek, and Britts. These employment agreements were entered into to secure the services of Mssrs. Belluzzo, Gacek and Britts and provide for minimum base salaries, target annual bonus opportunities and initial stock option and restricted stock/restricted stock unit awards. These employment agreements also provide for the payment of severance benefits in the event of a qualifying termination of employment that is not associated with a change of control of the Company. The Company determined that it was necessary and appropriate to provide severance benefits to Mssrs. Belluzzo, Gacek and Britts. The purpose of the agreements is to ensure that the Company will have the continued dedication of these executive officers by ensuring compensation arrangements that are competitive with companies in our peer groups, to provide sufficient incentive to these individuals to remain with the Company and to enhance their financial security. The Board of Directors believes that these employment agreements serve the best interests of stockholders as they secure the services of these individuals at a cost that is both appropriate and reasonable.

     Share Ownership Guidelines

     While the Committee encourages executive share ownership, we do not currently require that our executive officers own a minimum number of shares of the Company’s stock.

     Tax and Accounting Considerations

     Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

     The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as “performance-based” compensation under Section 162(m). While the Company currently seeks to preserve deductibility of compensation paid to the NEOs under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a significant role in the executive compensation program since such restricted stock units are not deemed to be performance-based under Section 162(m). No amount of the compensation paid to the NEOs in Fiscal 2009 was determined to be non-deductible under Section 162(m).

     Section 409A of the Internal Revenue Code

     Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and equity awards. As described above, the Company maintains a non-tax qualified deferred compensation plan, has entered into severance and change of control agreements with our executive officers, including the NEOs, and grants equity awards. However, to assist in the avoidance of additional tax under Section 409A, the Company structures its equity awards in a manner intended to comply with the applicable Section 409A requirements. With respect to the non-tax qualified deferred compensation plan and the severance and change of control agreements, the Company completed a review of the plan and these agreements in light of the final regulations issued by the Internal Revenue Service and the Department of the Treasury and has amended the plan and such agreements as necessary to comply with Section 409A.

COMPENSATION COMMITTEE REPORT1

     We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement on Schedule 14A.

     Submitted by the Leadership and Compensation Committee of the Board of Directors:

Elizabeth A. Fetter, Chair
Paul R. Auvil
Joseph A. Marengi
Bruce A. Pasternack
________________

1 This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

     The following table lists the annual compensation for our Named Executive Officers (i.e. our CEO, CFO and our three other most highly compensated executive officers) for Fiscal 2009.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
					Option	Non-Equity	Deferred	All Other
				Stock Awards	Awards	Incentive Plan	Compensation	Compen-
Name and Title	Year	Salary(1)	Bonus(2)	(3)	(4)	Compensation(5)	Earnings(6)	sation(7)	Total
Richard E.	2009	$700,000	$0	$707,209	$578,502	$0	$0	$8,754	$1,994,465
Belluzzo	2008	$694,231	$0	$477,617	$1,442,462	$0	$0	$10,167	$2,624,477
Chairman and	2007	$669,231	$0	$175,296	$563,650	$0	$0	$10,168	$1,418,345
Chief Executive
Officer

Jon W. Gacek	2009	$365,404	$0	$336,403	$467,711	$0	$0	$4,956	$1,174,474
Executive Vice	2008	$350,004	$25,000	$316,306	$507,590	$0	$0	$6,600	$1,205,500
President,	2007	$208,043	$843,000	$154,590	$264,308	$0	$0	$2,356	$1,472,297
Chief Operating
Officer and Chief
Financial Officer

William C. Britts	2009	$350,004	$0	$319,358	$467,711	$0	$0	$0	$1,137,073
Executive Vice	2008	$350,004	$20,000	$327,804	$507,788	$0	$0	$0	$1,205,596
President, Sales	2007	$208,656	$843,000	$154,590	$262,064	$0	$0	$0	$1,468,310
and Marketing

Shawn D. Hall	2009	$286,553	$0	$93,723	$51,734	$0	$0	$7,023	$439,033
Senior Vice	2008	$269,249	$0	$88,808	$52,447	$0	$0	$7,281	$417,785
President,
General Counsel
and Secretary

Gerald G. Lopatin	2009	$310,000	$0	$132,813	$192,964	$0	$0	$5,008	$640,785
Executive Vice
President,
Engineering

(1)	The amounts included in the Salary column for Fiscal 2009 represent the dollar value of the cash base salaries earned in Fiscal 2009. Further detail related to base salaries follows:

	•	The annual base salaries of Mr. Belluzzo, Mr. Britts, and Mr. Lopatin were not increased during Fiscal 2009.
	•	Mr. Gacek’s annual base salary increased from $350,004 to $370,024 in June of 2008.
	•	Mr. Hall’s annual base salary increased from $275,003 to $290,018 in June of 2008.

(2)	The bonuses paid to Mr. Gacek and Mr. Britts in Fiscal 2008 were in lieu of any adjustment to their base salaries during Fiscal 2008.

(3)

Values represent dollar amounts recognized in Fiscal 2009 and are calculated in accordance with SFAS No. 123R, excluding estimated forfeitures for service-based vesting conditions. Assumptions used in the calculation of the fair value of non-option equity awards are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about June 30, 2009. There were no awards forfeited by any of the above executive officers during Fiscal 2009. The actual value realized by the executive officer with respect to stock awards, including restricted stock awards and restricted stock units, will depend on the market value of Quantum’s Common Stock on the date the underlying shares are sold.

(4)

Values represent dollar amounts recognized in Fiscal 2009 and are calculated in accordance with SFAS No. 123R, excluding estimated forfeitures for service-based vesting conditions. Assumptions used in the calculation of stock option fair values are disclosed under “Stock Incentive Plans and Share- Based Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about June 30, 2009. There were no options forfeited by any of the above executive officers during Fiscal 2009. The actual value realized by the executive officer with respect to option awards, if any, will depend on the difference between the market value of Quantum’s Common Stock on the date the option is exercised and the exercise price. The Fiscal 2008 amount for Mr. Belluzzo also includes the SFAS No. 123R share-based compensation expense recorded in Fiscal 2008 for the extension of the post-termination exercise period in the event of his retirement from Quantum in the future.

(5)

No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the Named Executive Officers in Fiscal 2009. In lieu of any cash bonus, the Company granted on June 1, 2009 restricted stock units to the NEOs with a two year vesting period with respect to Fiscal 2009 Company performance. The specific grants of RSUs are included and described in the CD&A in the section entitled “Fiscal 2009 Bonus Awards.”

(6)

There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor were there any above market or preferential earnings on compensation that was deferred.

(7)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2009 consist of the following:

	401(k) Matching
Name	Contributions	Severance Payments	Financial Planning(a)	Other Comp(b)
Richard E. Belluzzo	$5,254	$ 0	$3,500	$0
Jon W. Gacek	$4,956	$ 0	$0	$0
William Britts	$0	$ 0	$0	$0
Shawn D. Hall	$5,048	$ 0	$495	$1,480
Gerald G. Lopatin	$5,008	$ 0	$0	$0

(a)	Payments include reimbursement for financial counseling and tax preparation services.
(b)	Payment represents a $1,000 reward and a $480 gross up for special recognition under Quantum’s reward and recognition program.

Grants of Plan-Based Awards

     The following table presents information on plan-based awards granted during Fiscal 2009. All equity awards specified in this table were made pursuant to the 1993 Long-Term Incentive Plan.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	or Base	Grant Date
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			of Shares	Securities	Price of	Fair Value
								of Stock	Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Date	($)	($)	($)(8)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards
Richard E. Belluzzo	8/1/2008	—	—	—	—	—	—	400,000(4)	—	$1.61	$644,000(3)
		—	$700,000	—	—	—	—	—	—	—	—

Jon W. Gacek	7/1/2008	—	—	—	—	—	—	122,500(5)	—	$1.35	$165,375(3)
		—	$259,017	—	—	—	—	—	—	—	—

William C. Britts	7/1/2008	—	—	—	—	—	—	87,500(5)	—	$1.35	$118,125(3)
		—	$245,003	—	—	—	—	—	—	—	—

Shawn D. Hall	7/1/2008	—	—	—	—	—	—	52,500(5)	—	$1.35	$70,875(3)
		—	$116,007	—	—	—	—	—	—	—	—

Gerald G. Lopatin	4/1/2008	—	—	—	—	—	—	—	850,000(6)	$2.17	$714,255(3)

	4/1/2008	—	—	—	—	—	—	115,000(7)	—	$2.17	$249,550(3)
	7/1/2008	—	—	—	—	—	—	35,000(5)	—	$1.35	$47,250(3)
		—	$186,000	—	—	—	—	—	—	—	—

(1)

Amounts reflect target payments under the Company’s Executive Annual Incentive Plan. In June of each year, the Committee (and in the case of the CEO, the independent directors) annually review and approve the NEO’s bonus targets. No cash bonuses were paid under the Company’s Executive Annual Incentive Plan to the Named Executive Officers in Fiscal 2009. In lieu of any cash bonus, the Company granted on June 1, 2009 restricted stock units to the NEOs with a two year vesting period with respect to Fiscal 2009 Company performance. The specific grants of RSUs are included and described in the CD&A in the section entitled “Fiscal 2009 Bonus Awards.”

(2)	In Fiscal 2009, there were no equity incentive plan awards made to any of the NEOs.

(3)

The grant date fair value for option awards has been calculated using the Black Scholes model in accordance with SFAS No. 123R. The assumptions included in the model are disclosed under “Stock Incentive Plans and Share-Based Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about June 30, 2009. The actual value realized by the executive officer with respect to stock awards, or restricted stock units, will depend on the market value of Quantum’s Common Stock on the date the underlying shares are sold, and the actual value realized by the executive officer with respect to option awards, if any, will depend on the difference between the market value of Quantum’s Common Stock on the date the option is exercised and the exercise price.

(4)

When granted, all of these restricted stock units were scheduled to vest (subject to continued employment) on August 1, 2010. However, based on the Company’s level of achievement of its Fiscal 2009 operating income goal, the vesting of 133,334 of these restricted stock units was accelerated to June 1, 2009. The remaining 266,666 restricted stock units will vest on August 1, 2010.

(5)	Restricted stock units will vest in equal installments (subject to continued employment) on July 1, 2009 and July 1, 2010.

(6)

Stock options will vest (subject to continued employment) as follows: 25% vested on March 1, 2009 and the remaining 75% will vest monthly in equal installments over a period of three years starting March 1, 2009. The options remain exercisable for seven years from the date of grant, unless terminated earlier in accordance with their respective terms. In the event of termination of employment, the exercise period is one year if termination of employment is due to death or disability and ninety days for any other termination of service.

(7)	Restricted stock units will vest (subject to continued employment) as follows: 38,334 vested on September 3, 2008 and 38,333 will vest on each of March 1, 2010 and March 1, 2011.

(8)

There is no specific maximum amount under the Company’s Executive Annual Incentive Plan for any of the Named Executive Officers. However, the plan provides that no participant’s actual award under the plan may, for any period of three consecutive fiscal years, exceed $15,000,000 or 6,000,000 shares.

Outstanding Equity Awards at Fiscal Year End 2009

     The following table provides information with respect to outstanding stock options and RSUs held by the named executive officers as of March 31, 2009.

	Option Awards							Stock Awards
											Equity
											Incentive
											Plan
											Awards:	Equity
					Equity						Number	Incentive Plan
					Incentive						of	Awards:
					Plan					Market	Unearned	Market Value
					Awards:					Value of	Shares,	or Payout
	Number of		Number of		Number of					Shares or	Units, or	Value of
	Securities		Securities		Securities			Number of		Units of	Other	Unearned
	Underlying		Underlying		Underlying			Shares or		Stock	Rights	Shares, Units,
	Unexercised		Unexercised		Unexercised			Units of		That	That	or Other
	Options		Options		Unearned	Option	Option	Stock That		Have Not	Have Not	Rights That
	(#)		(#)		Options	Exercise	Expiration	Have Not		Vested	Vested	Have Not
Name	Exercisable		Unexercisable		(#)	Price ($)	Date	Vested (#)		($)	(#)	Vested ($)
Richard E. Belluzzo	240,000	(23)	480,000	(23)	--	$3.17	6/30/14	160,000	(23)	$107,200	--	--
	645,833	(17)	354,167	(17)	--	$2.15	7/31/13	400,000	(27)	$268,000	--	--
	1,000,000	(12)	--		--	$3.78	3/12/14	--		--	--	--
	1,000,000	(11)	--		--	$3.78	3/12/14	--		--	--	--
	134,680	(10)	--		--	$2.97	9/3/12	--		--	--	--
	1,865,320	(10)	--		--	$2.97	9/3/12	--		--	--	--

Jon W. Gacek	75,000	(23)	150,000	(23)	--	$3.17	6/30/14	50,000	(23)	$33,500	--	--
	860,416	(19)	139,584	(19)	--	$2.15	8/22/13	66,666	(22)	$44,666	--	--
	179,268	(21)	--		--	$1.71	8/13/13	122,500	(26)	$82,075	--	--
	119,512	(20)	--		--	$1.52	8/13/14	--		--	--	--
	239,024	(18)	--		--	$1.46	8/22/10	--		--	--	--

William C. Britts	75,000	(23)	150,000	(23)	--	$3.17	6/30/14	50,000	(23)	$33,500	--	--
	179,268	(21)	--		--	$1.71	8/13/13	66,666	(22)	$44,666	--	--
	860,416	(19)	139,584	(19)	--	$2.15	8/22/13	87,500	(26)	$58,625	--	--
	239,024	(18)	--		--	$1.46	8/22/10	--		--	--	--
	119,512	(20)	--		--	$1.52	8/13/14	--		--	--	--

Shawn D. Hall	35,000	(23)	70,000	(23)	--	$3.17	6/30/14	23,333	(23)	$15,633	--	--
	16,041	(16)	1,459	(16)	--	$2.92	6/28/12	1,487	(15)	$996	--	--
	37,500	(14)	2,500	(14)	--	$2.62	5/31/12	52,500	(26)	$35,175	--	--
	35,000	(13)	--		--	$2.93	7/1/11	--		--	--	--
	40,000	(9)	--		--	$2.08	7/31/12	--		--	--	--
	33,000	(8)	--		--	$6.70	5/2/12	--		--	--	--
	16,500	(8)	--		--	$6.70	5/2/12	--		--	--	--
	21,875	(7)	--		--	$9.70	7/31/11	--		--	--	--
	3,125	(6)	--		--	$9.70	7/31/11	--		--	--	--
	25,139	(5)	--		--	$13.28	1/31/11	--		--	--	--
	4,861	(5)	--		--	$13.28	1/31/11	--		--	--	--
	1,973	(4)	--		--	$12.50	6/21/10	--		--	--	--
	3,521	(4)	--		--	$9.56	6/21/10	--		--	--	--
	228	(3)	--		--	$8.79	1/11/10	--		--	--	--
	23	(2)	--		--	$8.79	1/11/10	--		--	--	--
	50	(2)	--		--	$8.69	1/11/10	--		--	--	--
	500	(3)	--		--	$8.69	1/11/10	--		--	--	--
	733	(1)	--		--	$18.31	8/31/09	--		--	--	--
	225	(1)	--		--	$7.83	8/31/09	--		--	--	--

Gerald G. Lopatin	212,500	(24)	637,500	(24)	--	$2.17	4/1/15	35,000	(26)	$23,450	--	--
	--		--		--	--	--	76,666	(25)	$51,366	--	--

(1)	Granted 8/31/99; 25% vested on 9/1/00 with 75% vested monthly in equal installments over three years beginning 9/1/00.
(2)	Granted 1/11/00; vested annually in equal installments over two years beginning 1/1/00.
(3)	Granted 1/11/00; vested monthly in equal installments over two years beginning 1/1/00.
(4)	Granted 6/21/00; vested monthly in equal installments over four years beginning 4/1/00.
(5)	Granted 1/30/01; vested monthly in equal installments over four years beginning 1/1/01.
(6)	Granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.
(7)	Granted 7/31/01; vested monthly in equal installments over four years beginning 7/1/01.
(8)	Granted 5/2/02; vested monthly in equal installments over four years beginning 4/1/02.
(9)	Granted 7/31/02; vested monthly in equal installments over four years beginning 7/1/02.
(10)	Granted 9/3/02; 25% vested on 9/1/03 with 75% vested monthly in equal installments over three years beginning 9/1/03.
(11)	Granted 3/12/04; vested monthly in equal installments over four years beginning 3/1/04.
(12)	Granted 3/12/04; vested monthly in equal installments over two years beginning 3/1/04.
(13)	Granted 6/7/04; vested monthly in equal installments over four years beginning 7/1/04.
(14)	Granted 6/2/05; vested monthly in equal installments over four years beginning 6/1/05.
(15)	Granted 6/28/05 (restricted stock award); vesting annually in equal installments over four years beginning 7/1/05.
(16)	Granted 6/28/05; vesting monthly in equal installments over four years beginning 7/1/05.
(17)	Granted 7/31/06; vesting monthly in equal installments over four years beginning 8/1/06.
(18)	Granted 8/22/06; 25% vested on 8/22/06 and 75% vested on 8/25/06.
(19)	Granted 8/22/06; 33% vested on 8/22/07 with 67% vesting monthly in equal installments over two years beginning 08/22/07.
(20)	Granted 8/22/06; 50% vested on 8/22/06 and 50% vested on 8/25/06.
(21)	Granted 8/22/06; 75% vested on 8/22/06 and 25% vested on 8/25/06.
(22)	Granted 8/22/06; vesting annually in equal installments over three years beginning 9/1/06.
(23)	Granted 6/30/07; vesting annually in equal installments over three years beginning 7/1/07.
(24)	Granted 4/1/08; 25% vested 3/1/09 with 75% vesting monthly in equal installments over three years beginning 3/1/09.
(25)	Granted 4/1/08; 38,334 vested on 9/3/08 with remaining shares vesting in equal installments on 3/1/10 and 3/1/11.
(26)	Granted 7/1/08; vesting annually in equal installments over two years beginning 7/1/08.
(27)	Granted 8/1/08; vesting on 8/1/10 (vesting of 133,334 restricted stock units was accelerated to 6/1/09 based on performance as described in footnote 4 of the Grants of Plan-Based Awards Table).

Notes:     The table above uses a price of $0.67 per share, the market price of our Common Stock as of March 31, 2009. All stock awards listed in the table above are subject to continued employment and consist of restricted stock units with the exception of the award noted in footnote (15) above.

Option Exercises and Stock Vested in Fiscal 2009

     The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting during Fiscal 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)(3)	Exercise ($)(1)(3)	on Vesting (#)	on Vesting ($) (2)
Richard E. Belluzzo	—	—	205,000	$329,250
Jon W. Gacek	—	—	141,667	$240,250
William C. Britts	—	—	141,667	$240,250
Shawn D. Hall	—	—	35,654	$57,582
Gerald G. Lopatin	—	—	38,334	$66,701
____________________

(1)	Value calculated is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.
(2)	Value is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.
(3)	There were no options exercised by the above executive officers in Fiscal 2009.

Nonqualified Deferred Compensation

     The Company’s Nonqualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis — Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2009, no Named Executive Officer participated in this Plan.

Potential Payments Upon Termination or Change of Control

     For Mr. Belluzzo, our CEO, the principal severance benefits under his change of control agreement are: (1) a lump sum payment equal to 300% of the CEO’s then established base compensation; (2) a lump sum payment equal to 300% of the average of the CEO’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the CEO; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the CEO as a result of the benefits received under his agreement. For the other NEOs, the principal severance benefits under their change of control agreements are: (1) a lump sum equal to 200% of the executive’s then established base compensation; (2) a lump sum payment equal to 200% of the average of the executive’s actual annual bonuses received over the previous two (2) years; (3) payment of COBRA premiums for twelve (12) months; (4) vesting of any unvested equity-based compensation award then held by the executive; and (5) if applicable, a gross-up payment in the amount of any excise tax incurred by the executive as a result of the benefits received under their agreement.

     Under Mr. Belluzzo’s employment agreement, if he is constructively terminated or involuntarily terminated by the Company other than for “cause”, he will receive a payment in the amount of 18 months base salary subject to his execution of a separation agreement and general release. If Mssrs. Gacek and Britts are “Involuntarily Terminated” (as such term is defined in the CD&A under Change in Control Severance Policy, Employment Agreements and Severance Agreements) in a context other a change in control, they will each be entitled to receive a payment equal to 52 weeks of base salary subject to the execution of a separation agreement and general release.

     The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for Mssrs. Belluzzo, Gacek, Britts, Lopatin, and Hall. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2009 (i.e. March 31, 2009), that outstanding equity awards were not assumed or substituted for in connection with a change in control, and that the price per share of the Company’s Common Stock is the closing price on the New York Stock Exchange as of that date (i.e. $0.67). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
			Involuntary Termination Not
		Involuntary Termination within 18	Associated with a Change of
Name	Type of Benefit	Months After a Change of Control	Control
Richard E. Belluzzo	Cash Severance Payments	$2,100,000	$1,050,000
	Vesting Acceleration(1)	$375,200	$0
	Continued Coverage of Employee Benefits(2)	$13,477	$0
	Tax Gross-up	$0	$0
	Total Termination Benefits:	$2,488,667	$1,050,000

Jon W. Gacek	Cash Severance Payments	$765,048	$370,024
	Vesting Acceleration(1)	$136,791	$0
	Continued Coverage of Employee Benefits(2)	$19,077	$0
	Tax Gross-up	$0	$0
	Total Termination Benefits:	$920,916	$370,024

William C. Britts	Cash Severance Payments	$720,008	$350,004
	Vesting Acceleration(1)	$136,791	$0
	Continued Coverage of Employee Benefits(2)	$13,477	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$870,276	$350,004

Gerald G. Lopatin	Cash Severance Payments	$620,000	$0
	Vesting Acceleration(1)	$74,816	$0
	Continued Coverage of Employee Benefits(2)	$11,484	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$706,300	$0

Shawn D. Hall	Cash Severance Payments	$580,216	$0
	Vesting Acceleration(1)	$51,789	$0
	Continued Coverage of Employee Benefits(2)	$19,077	$0
	Tax Gross-up(3)	$0	$0
	Total Termination Benefits:	$651,082	$0
____________________

(1)

Reflects the aggregate market value of unvested option grants, restricted stock awards and restricted stock unit awards. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $0.67 and the exercise price of the option, by (ii) the number of shares underlying unvested options at March 31, 2009. For restricted stock unit awards, aggregate market value is computed by multiplying (i) $0.67, by (ii) the number of unvested restricted stock units at March 31, 2009. For restricted stock awards, aggregate market value is computed by multiplying (i) the difference between $0.67 and the purchase price of the shares of restricted stock ($0.01), by (ii) the number of unvested shares of restricted stock at March 31, 2009. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications following SFAS 123R.

(2)	Assumes continued coverage of employee benefits at the Fiscal 2009 COBRA premium rate for health, dental, and vision coverage.
(3)

Assuming that the triggering event took place on the last business day of Fiscal 2009 (March 31, 2009) and the price per share of the Company’s Common Stock is the closing price on the New York Stock Exchange as of that date ($0.67), we do not believe that any of the NEOs would have received an amount of benefits that would have constituted parachute payments under Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. As a result, none of the NEOs would have received any payment to pay such excise tax or any additional payments to pay taxes arising as a result of such tax.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

     The Audit Committee was established primarily to: i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.

     The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under the Charter this year. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2009 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by AU Section 380, “Communication with Audit Committees”. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, including PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence”, and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2009 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Dennis P. Wolf, Chair
Paul R. Auvil
Thomas S. Buchsbaum
Edward M. Esber, Jr.

____________________

2 This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES

     The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2009 and by Ernst & Young LLP for fiscal year 2008:

Amounts in thousands
	2009	2008
	Total	Total
Audit Fees(1)	$1,420	$2,420
Audit-related Fees(2)	—	14
Tax Fees(3)	45	191
All Other Fees	—	—

Total	$1,465	$2,625

(1)

Audit fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

(2)

This category consists of assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Quantum’s financial statements and are not reported above in “Audit Fees.” All such services were approved by the Audit Committee, either through pre-approval or specific project approval.

(3)

This category consists of professional services rendered by PricewaterhouseCoopers LLP and Ernst & Young LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee, either through pre-approval or specific project approval.

     In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services (which are listed on a general approval schedule) that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner (or the equivalent) time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee has delegated to a subcommittee (comprised solely of members of the Audit Committee) the authority to receive all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.

     In Fiscal 2009, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 2, 2009 certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Named Executive Officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 1650 Technology Drive, Suite 800, San Jose, CA 95110.

			Approximate
	Number of Shares		Percentage of
Name	Beneficially Owned(1)		Class(2)
Joseph L. Harrosh	16,724,414	(3)	7.95%
P.O. Box 6009
Fremont, CA 94538
Nordea Investment Funds S.A.	12,720,559	(4)	6.05%
672, rue de Neudorf, Findel, P.O. Box 782
L-2017, Luxembourg
Private Capital Management, L.P.	31,894,382	(5)	15.16%
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Tennenbaum Capital Partners, LLC	11,659,770	(6)	5.54%
2951 28th Street, Suite 1000
Santa Monica, CA 90405
Paul R. Auvil III	148,625	(7)	*
Richard E. Belluzzo	5,640,220	(8)	2.68%
William C. Britts	2,176,533	(9)	1.03%
Michael A. Brown	216,868	(10)	*
Thomas S. Buchsbaum	177,747	(11)	*
Edward M. Esber, Jr.	389,074	(12)	*
Elizabeth A. Fetter	154,954	(13)	*
Jonathan W. Gacek	1,850,332	(14)	*
Shawn D. Hall	432,216	(15)	*
Gerald G. Lopatin	356,875	(16)	*
Joseph A. Marengi	121,229	(17)	*
Bruce A. Pasternack	113,151	(18)	*
Dennis P. Wolf	113,151	(19)	*
All directors and executive officers as a group (14 persons)	12,200,923	(20)	5.80%
____________________

(*)	Less than 1%.

(1)

Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)

Applicable percentage ownership is based on 210,352,650 shares of Common Stock outstanding as of June 2, 2009. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 2, 2009, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)	Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 7, 2009 by Joseph L. Harrosh.

(4)	Information is based on Schedule 13G/A, filed with the Securities and Exchange Commission on February 13, 2009 by Nordea Investment Funds S.A., a company organized in Luxembourg.

(5)

Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009 by Private Capital Management, L.P., a Delaware limited partnership (“PCM”). PCM has sole voting and dispositive power with respect to 9,523,750 shares and shared voting and dispositive power with respect to 22,370,632 shares. PCM exercises shared voting authority with respect to shares held by those PCM clients that have delegated proxy voting authority to PCM. Such delegation may be granted or revoked at any time at the client’s discretion. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(6)

Information is based on a Schedule 13G filed with the Securities and Exchange Commission on March 28, 2008 by Tennenbaum Capital Partners, LLC, an investment advisor and a Delaware limited liability company (“TCP”). Tennenbaum Multi-Strategy Master Fund, a fund managed by TCP, has the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, the 11,659,770 shares. TCP serves as investment advisor to a fund that is the registered holder of $50,720,000 in principal amount of 4.375% Convertible Subordinated Notes due August 1, 2010 of the Company. 11,659,770 represents the aggregate number of shares of the Company’s Common Stock into which TCP’s convertible promissory notes may convert.

(7)	Represents 80,125 shares of Common Stock and 68,500 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(8)

Represents 330,220 shares of Common Stock, 80,000 restricted stock units that will vest on July 1, 2009 and 5,230,000 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(9)

Represents 447,896 shares of Common Stock, 68,750 restricted stock units that will vest on July 1, 2009 and 1,659,887 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(10)	Represents 104,118 shares of Common Stock, and 112,750 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(11)	Represents 48,643 shares of Common Stock, and 129,104 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(12)

Represents 159,385 shares of Common Stock, and 229,689 shares subject to Common Stock options exercisable at June 2, 2009 or within sixty (60) days thereafter. The Esber Family Trust beneficially owns 120,000 shares.

(13)	Represents 35,642 shares of Common Stock, and 119,312 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(14)

Represents 104,195 shares of Common Stock, 86,250 restricted stock units that will vest on July 1, 2009 and 1,659,887 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(15)

Represents 80,046 shares of Common Stock, of which 1,487 shares are restricted shares which will vest on July 1, 2009, 37,917 restricted stock units that will vest on July 1, 2009 and 314,253 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(16)

Represents 38,334 shares of Common Stock, 17,500 restricted stock units that will vest on July 1, 2009 and 301,041 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(17)	Represents 35,479 shares of Common Stock, and 85,750 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(18)	Represents 32,901 shares of Common Stock, and 80,250 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(19)	Represents 32,901 shares of Common Stock, and 80,250 shares subject to Common Stock options exercisable at June 2, 2009, or within sixty (60) days thereafter.

(20)

Represents 1,572,724 shares of Common Stock, some of which are restricted shares; and 328,334 restricted stock units and 10,299,865 shares subject to Common Stock options vested or exercisable at June 2, 2009, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS

     The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     The Company has entered into a change of control agreement with Barbara L. Barrett, the Company’s Senior Vice President, Human Resources. The material terms of Ms. Barrett’s change of control agreement are the same as for the Company’s NEOs and are described above in the CD&A under “Change in Control Severance Policy, Employment Agreements and Severance Agreements.” The terms of her compensation were disclosed in the Company’s 2008 proxy statement.

     The Company has entered into agreements with its Nonemployee Directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 18 months of the change of control, the Nonemployee Director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.

Procedures for Reviewing and Approving Related Party Transactions

     In accordance with the charter for the Audit Committee, our Audit Committee reviews and approves in advance any proposed related person transactions. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

     In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to and approved by the Company’s General Counsel in advance.

COMMUNICATING WITH THE COMPANY

     We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

  To view the Company’s website on the Internet, use the Company’s Internet address located at www.quantum.com. The Company’s website includes product, corporate and financial data, job listings, recent earnings releases, a delayed stock price quote, and electronic files of this Proxy Statement and the Company’s Form 10Ks, Form 10Qs, and Annual Reports to Stockholders. Internet access has the advantage of providing you with recent information about the Company throughout the year. The Company’s Code of Business Conduct and Ethics and the Company’s Corporate Governance Principles can also be found on the Company’s website at http://www.quantum.com, by clicking “Investors” from the home page and selecting “Corporate Governance.” Requests to receive by mail a free copy of printed financials and of the Company’s Code of Business Conduct and Ethics and its Corporate Governance Principles can also be submitted by contacting the Company’s Investor Relation Department at the address stated below or on-line by visiting the Company’s website at http://www.quantum.com, where the request form may be found by clicking “Investors” from the home page and selecting “Contact Investor Relations.”

  To reach our Investor Relations Department, please call or send correspondence to:

  Quantum Corporation
  Attention: Investor Relations Department
  1650 Technology Drive
  Suite 800
  San Jose, CA 95110

  Tel (local): 408-944-4450
  Fax: 425-201-1450
  Email: IR@quantum.com

OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the timeframes specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 8, 2009	Senior Vice President, General Counsel and Secretary

Appendix A
FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF QUANTUM CORPORATION

A Delaware Corporation

     Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.	The name of this Corporation is Quantum Corporation.

2.	The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was January 28, 1987.

3.

Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation by deleting the first paragraph of Article IV and substituting therefor a new first paragraph to read in its entirety as follows:

“This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock that this Corporation is authorized to issue is [1,000,000,000 divided by any number between 3 and 12, inclusive]*, with a par value of $0.01 per share, and the total number of shares of Preferred Stock that this Corporation is authorized to issue is [20,000,000 divided by any number between 3 and 12, inclusive]*, with a par value of $0.01 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [between three (3) and twelve (12), inclusive]* shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the New York Stock Exchange, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. The Board of Directors of the Corporation, subject to any restrictions contained in Delaware Law, the Bylaws, any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on the Common Stock created thereby, may declare and pay dividends upon the shares of its capital stock. The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.”

4.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

____________________

*

These amendments approve the combination of any whole number of shares of Common Stock between and including three (3) and twelve (12) into one (1) share of Common Stock. By these amendments, the stockholders would approve each of the ten amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. The other nine proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all ten proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

A-1

     IN WITNESS WHEREOF, Quantum Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Shawn D. Hall, its Secretary and General Counsel, this ____ day of _______, 200_.

QUANTUM CORPORATION

Shawn D. Hall
Secretary and General Counsel

A-2

QUANTUM CORPORATION 1650 TECHNOLOGY DRIVE SUITE 700 SAN JOSE, CA 95110
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials or shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15639-P83131	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
QUANTUM CORPORATION

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.

Vote On Directors

1.	Proposal to elect 01) Paul R. Auvil III, 02) Richard E. Belluzzo, 03) Michael A. Brown, 04) Thomas S. Buchsbaum, 05) Edward M. Esber, Jr., 06) Elizabeth A. Fetter, 07) Joseph A. Marengi, 08) Bruce A. Pasternack and 09) Dennis P. Wolf to the Board of Directors.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2010.	☐	☐	☐

3.	Provided that the Company has not effected a reverse stock split before August 19, 2009, proposal to reauthorize the Company’s Board of Directors to select and file one of several possible amendments to the Company’s amended and restated certificate of incorporation which would effect a reverse stock split, pursuant to which any whole number of outstanding shares of the Company’s Common Stock between and including three and twelve would be combined into one share of such stock.	☐	☐	☐

4.	Proposal to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check the box to the right and indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check the box unless you want to exercise cumulative voting.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, Annual Report and 10-K Combo are available at www.proxyvote.com.

M15640-P83131
QUANTUM CORPORATION

Annual Meeting of Stockholders — August 19, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated July 8, 2009, and hereby appoint(s) Richard E. Belluzzo and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held August 19, 2009 at 8:00 a.m., Pacific Daylight Time, at Quantum's corporate headquarters at 1650 Technology Drive, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD.

CUMULATE

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
 (Continued, and to be signed and dated, on the reverse side.)